Exhibit 10.1

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT, is made and entered into as of this 14th day of August, 2017, by and between GOLDLINE ACQUISITION CORP., a Delaware corporation (the “Buyer”) and GOLDLINE, LLC, a Delaware limited liability company (the “Seller”).
WHEREAS, the Seller is engaged in the business of the direct marketing and sale of precious metals and the storage of precious metals for its customers; and
WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, substantially all of the assets and business of the Seller, on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties, intending legally to be bound, agree as follows:
ARTICLE I

DEFINITIONS
As used in this Agreement, the following terms shall have the meanings set forth in this Article I:
1.1    “Accounts Receivable” means: (i) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, and (ii) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes, and (iii) any claim, remedy or other right related to any of the foregoing.
1.2    “Affiliate” of any specified Person means any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
1.3    “Agreement” means this Agreement and all Exhibits and Schedules annexed hereto.
1.4    “Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.
1.5    “Business” means the business of the Seller as conducted on the date hereof, which is the purchase of, and the direct marketing and sale of, Precious Metals on a retail basis and the storage of Precious Metals for the Seller’s customers.
1.6    “Business Day” means any day that is not a Saturday, Sunday or legal holiday on which banks are authorized or required by Law to be closed in Los Angeles, California.
1.7    “Business Records” means all business and accounting records in the possession or control of Seller that relate to the Business (and the Acquired Assets including, but not limited to, website and application content (including all graphics, text, articles, information on the Seller’s website), all logs outgoing/incoming e-mails, website traffic and all backups, all of which are being transferred to the Buyer), including, but not limited to, (i) all historical purchase and sale records and data, acquired, created or generated by or for and used in or by the Seller in the conduct of the Business, such as, but not limited to, any records or information relating to transactions between the Seller and any Persons who are or were customers of the Seller; (ii)  all other information relating to or arising out of the operation of the Business, including all internal reports and records. “Business Records” shall not mean (a) all corporate records of the Seller’s parent, GLI, LLC, (b) all minute books, corporate and limited liability Records and corporate seals of the Seller, (c) all attorney-client privileged communications between GLI, LLC and its lawyers, (d) all attorney-client privileged communications between the Seller and its lawyers, or (e) all Tax Returns of the Seller or GLI, LLC.
1.8    “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute.
1.9    “Contract” means any agreement, contract, lease, obligation, promise, arrangement, commitment, license, binding bid, binding proposal, binding quotation, or undertaking, or series of the same, whether written or oral, that is legally binding.
1.10    “Crumbaker Employment Agreement” means the employment agreement between the Buyer and Brian Crumbaker, which shall be effective as of the Closing Date.
1.11    “Effective Time” means 12:01 a.m. on the Closing Date
1.12    “Environment” means soil, surface water, ground water, land stream sediments, surface or subsurface strata, ambient air, and any environmental medium.
1.13    “Environmental Laws” means any and all Laws pertaining to the protection of the Environment.
1.14    “Environmental Permit” means any Permit of any Governmental Authority required or issued under Environmental Laws.
1.15    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute, together with the regulations promulgated pursuant thereto.
1.16    Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement.
1.17    “Escrow Agreement” means the Escrow Agreement among the Buyer, the Sellers and the Escrow Agent, which shall be effective as of the Closing.
1.18    “Escrowed Amount” shall mean the aggregate sum of One Million Five Hundred Thousand Dollars ($1,500,000.00) to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement.
1.19    “Financial Statements” means (i) the audited consolidated balance sheet (the “2016 Balance Sheet”) and consolidated statements of income, cash flow, and shareholders’ equity of the Seller as of December 31, 2016, and (ii) the audited consolidated balance sheets and statements of income, cash flow, and shareholders’ equity of the Seller for each of the two (2) years ended December 31, 2015 and December 31, 2014.
1.20    “GAAP” means generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis on which the Financial Statements and other financial statements referred to Section 2.4 and Section 2.5 were prepared.
1.21    “Governing Documents” means with respect to any particular entity which is a limited liability company, the certificate of formation and limited liability company agreement, and any amendment or supplement thereto,
1.22    “Governmental Authority” means any (1) nation, state, county, city, town, village, district, (2) federal, state, local, municipal, foreign, or other government, (3) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal, including an arbitral tribunal), (4) multi-national organization or body, or (5) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing power of any nature.
1.23    “Hazardous Substances” means, without regard to amount or concentration (a) any element, compound, gas or chemical that is defined, listed or otherwise classified as a toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous material, hazardous waste, medical waste, biohazardous or infectious waste, or special waste under applicable Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; and (c) any substance containing polychlorinated biphenyls, asbestos, lead, urea formaldehyde or radon gas.
1.24    “Hedging Cost” means the actual out-of-pocket cost of Hedging Options purchased by the Buyer with respect to sales of precious metals by the Seller prior to the Effective Time for which Buyer receives payment on or after the Effective Time
1.25    “Inventories” means all inventory of Precious Metals of the Seller, wherever located.
1.26    “Interim Financial Statements” means the (i) unaudited balance sheet of the Seller as of July 31, 2017 (the “Interim Balance Sheet”) and the statements of income, cash flow, and stockholders’ equity of the Seller for the period commencing on January 1, 2017 and ending on June 30, 2017.
1.27    “IRS” means the United States Internal Revenue Service and to the extent relevant, the United States Department of Treasury.
1.28    “Knowledge” means actual knowledge after reasonable inquiry of the following Persons: Brian Crumbaker, Blair Harris, Stuart Hong, Lisa Weedman, Levi Nguyen, Marc Mercury and Douglas Spencer.
1.29    “Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character, or description, whether known, or unknown, absolute or contingent, accrued or accrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to accrued on the financial statements of such Person.
1.30    “Law” means federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

1.31    “Lien” means any mortgage, lien, pledge, charge, claim, interest, security interest, condition, restriction, option, Tax, liability, obligation or other encumbrance of any kind or nature (whether matured or unmatured).
1.32    “Material” with respect to any agreement, obligation, liability or transaction, should be construed to mean any agreement, obligation, liability or transaction requiring (or potentially requiring) aggregate payments to or from the Seller of $75,000 or more.
1.33    “Material Adverse Change” means any effect or change that are, or could reasonably be expected to be materially adverse to the Business, assets, properties, results, liabilities, operations or condition (financial or otherwise) of the Seller, taken as a whole. Provided, however, that in no event shall any of the following constitute a Material Adverse Change in the business, assets, properties, results, liabilities, operations or condition (financial or otherwise) of the Seller: (i) any change resulting from conditions affecting the industry in which Seller operates or from changes in general business or economic conditions; (ii) any change resulting from the announcement or pendency of any of the transactions contemplated by this Agreement; and (iii) any change resulting from compliance by Seller with the terms of, or the taking of any action contemplated or permitted by, this Agreement.
1.34    “Net Tangible Assets” of the Seller means the excess of the Seller’s assets (excluding goodwill, other intangible assets and other assets) over the Seller’s total liabilities (excluding dividends payable, intercompany payables owed to GLI and deferred rent), determined in accordance with GAAP, as reflected on the applicable balance sheet, as more particularly described on Exhibit A attached hereto.
1.35    “Order” means any order, execution, writ, injunction, judgment, decree, ruling, assessment or arbitration award.
1.36    “Ordinary Course of Business” means the normal business operations of the Seller consistent with its past customs and practice in the course of its day-to-day operations (including with respect to quantity, quality and frequency).
1.37    “Permit” means any permit, license, franchise, certificate, certification, consent, approval, permission, registration, variance, or other similar authorization.
1.38    “Permitted Liens” means (i) Liens specifically reflected or specifically reserved against or otherwise specifically disclosed in the Financial Statements; (i) mechanics warehousemen’s, carriers’ or repairmen’s liens or other common law or statutory liens arising or incurred in the ordinary course of consistent with past practices that are not material in amount or effect on the Business, (ii) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (iii) third-party consent requirements and similar restrictions with respect to which waivers or consents are obtained by the Seller from the appropriate parties prior to the Closing Date or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer; (iv)any Lien on or affecting the Acquired Assets which is expressly assumed, bonded or paid by the Buyer at or prior to Closing or which is discharged by the Seller at or prior to Closing, and (v) Liens that could not impair the conduct of the Business, or the use or value of the relevant asset.

1.39    “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

1.40    “Precious Metals” means gold, silver, platinum, and palladium, including bars, rounds, and coins struck from precious metals.
1.41    “Proceeding” means any legal, administrative or other action, arbitration, audit, claim, hearing, investigation, litigation, proceeding or suit commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.
1.42    “Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
1.43    “Release” means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, depositing, escaping, leaching, dumping, disposing or migration of a Hazardous Substance into the Environment (including the abandonment or discharging of barrels, containers, and other closed receptacles containing any Hazardous Substance).
1.44    ‘Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles, and other items of tangible personal property (other than Inventories) of every kind owned or leased by the Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufactures or sellers or lessors of any item or component thereof, and all maintenance records and other documents relating thereto.
1.45    “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and governmental impositions or other charges or assessments of any kind in the nature of (or similar to) taxes, payable to any United States or non-United States taxing authority, including (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, including any liability for taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), and (ii) all interest, penalties, fines, additional taxes and additions to tax imposed by any Governmental Authority with respect thereto.
1.46    “Tax Returns” means any and all returns, reports, and information statements (including any elections, declarations, schedules or attachments thereto, and any amendments) with respect to Taxes required to be filed by the Seller with any United States or non-United States Governmental Authority.
1.47    Other Terms. In addition, definitions of the following terms are assigned as indicated below:
“Arbitrated Closing Date Net Tangible Asset Value” has the meaning assigned in Section 2.5(b).
“Acquired Assets” has the meaning assigned in Section 2.1.
“Assumed Contracts” has the meaning assigned in Section 2.1 (e).
“Assumed Obligations” has the meaning ascribed in Section 2.7(a).
“Bankruptcy Event” has the meaning assigned in Section 9.1(e).
“Buyer” has the meaning assigned in the introductory paragraph.
“Buyer Indemnified Parties” has the meaning assigned in Section 10.2.
“Buyer Required Consents” has the meaning assigned in Section 4.3.
“Claim” has the meaning assigned in Section 10.4(a).
“Closing” has the meaning assigned in Section 8.1.
“Closing Date” has the meaning assigned in Section 8.1.
“Closing Date Balance Sheet” has the meaning assigned in Section 2.5(a).
“Closing Date Net Tangible Asset Value” has the meaning assigned in Section 2.5(a).
“Closing Payment” has the meaning set forth in Section 2.3(a).
“Copyrights” has the meaning assigned in Section 3.15(a)(i).
“Deposit” has the meaning assigned in Section 2.3(b).
“Domain Names” has the meaning assigned in Section 3.15(a)(iv).
“ERISA Affiliate” has the meaning assigned in Section 3.19(a).
“Estimated Closing Date Net Tangible Asset Value” has the meaning assigned in Section 2.4.
“Excluded Assets” has the meaning assigned in Section 2.2.
“Final Closing Date Net Tangible Asset Value” has the meaning assigned in Section 2.6.
“GPM/LLC” has the meaning assigned in Section 2.1(k).
“Hedging Options” has the meaning assigned in Section 2.2(a).
“Indemnitee” has the meaning assigned in Section 10.4(a).
“Indemnitor” has the meaning assigned in Section 10.4(a).
“Intellectual Property” has the meaning assigned in Section 3.15(a).
“Inventions” has the meaning assigned in Section 3.15(a)(vi).
“Know How” has the meaning assigned in Section 3.15(a)(vii).
“Leases” has the meaning assigned in Section 3.18(a).
“Leased Property” has the meaning assigned in Section 3.18(a).
“License” has the meaning assigned in Section 3.15(c).
“Losses” has the meaning assigned in Section 10.2.
“Offers of Employment” has the meaning assigned in Section 5.3.
“Owned Property” has the meaning assigned in Section 3.18(a).
“Patents” has the meaning assigned in Section 3.15(a)(ii).
“Payment Account” has the meaning assigned in Section 2.3(a).
“Preliminary Closing Date Balance Sheet” has the meaning assigned in Section 2.4.
“Purchase Price” has the meaning assigned in Section 2.3(a).
“PTO” has the meaning assigned in Section 5.3(f).
“Real Property” has the meaning assigned in Section 3.18(a)
“Related Person” has the meaning assigned in Section 3.23.
“Retained Liabilities” has the meaning assigned in Section 2.7(b).
“Seller” has the meaning assigned in the introductory paragraph.
“Seller Employee Plans” has the meaning assigned in Section 3.19(a).
“Seller Required Consents” has the meaning assigned in Section 3.5.
“Seller Software” has the meaning assigned in Section 3.15(h).
“Software” has the meaning assigned in Section 3.15(a)(viii).
“Trademarks” has the meaning assigned in Section 3.15(a)(iii).
“Trade Secrets” has the meaning assigned in Section 3.15(a)(v).
“Transfer Taxes” has the meaning assigned in Section 5.11(a).
“Transferred Seller Employee Plans” has the meaning assigned in Section 5.3(g).
“Transferring Employee” has the meaning assigned in Section 5.3(a).
“Transaction Documents” has the meaning assigned in Section 2.8.
“Unaffiliated Accountants” has the meaning assigned in Section 2.5(b).
“Warn Act” has the meaning assigned in Section 5.3(a).
“Work Interferences” has the meaning assigned in Section 3.21(b).

ARTICLE II

PURCHASE AND SALE OF ACQUIRED ASSETS
2.1    Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, but effective as of the Effective Time, the Seller shall sell, convey, assign, transfer and deliver to the Buyer, free and clear of any and all Liens other than Permitted Liens, and the Buyer shall purchase and accept from the Seller, all of Seller’s right, title and interest in and to all of Seller’s property and assets, real, personal and mixed, tangible and intangible, of every kind and description, wherever located, including the following (but excluding the Excluded Assets):
(a)    all Real Property;
(b)    all Tangible Personal Property;
(c)    all Inventories;
(d)    all Accounts Receivable;
(e)    all Seller’s rights arising from and after the Closing under Contracts relating to the conduct of the Business which Buyer has agreed to assume, a list of which Contracts is set forth on Schedule 2.1 (e) (the “Assumed Contracts”);
(f)    all Permits and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer;
(g)    all Business Records related to the operations of the Seller, including without limitation, customer lists and records, referral sources, operating guidelines and manuals, written policies and procedures, financial and accounting records, advertising materials, promotional material, studies, reports, correspondence and other similar documents and records and, subject to legal requirements, copies of all personnel records;
(h)    all intangible rights and property of Seller, including Intellectual Property Assets, going concern value, telephone numbers (a list of the telephone number is set forth on Schedule 2.1 (h)), facsimile numbers and email address, websites and listings;
(i)    all unpaid insurance claims, including rights and proceeds, arising from or related to the Acquired Assets or Assumed Obligations prior to the Effective Time, unless expended in accordance with this Agreement;
(j)    all claims of Seller against third parties relating to the Acquired Assets to the extent they are assignable by applicable law, whether choate or inchoate, known or unknown, contingent or non-contingent;
(k)    all of Seller’s ownership or membership interest in and to Goldline Precious Metals, LLC, a Delaware limited liability company (“GPM/LLC”); provided, however, that all cash in GPM/LLC shall be distributed to the Seller prior to the Closing;
(l)    all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereto, which are not Excluded Assets; and
(m)    all rights of Seller in the Transferred Seller Employee Plans.
All of the foregoing property and assets are referred to herein collectively as the “Acquired Assets”.

Notwithstanding the foregoing, the transfer of Acquired Assets pursuant to this Agreement shall not include the assumption of any Liability with respect thereto unless the Buyer expressly assumes such Liability pursuant to Section 2.7(a).

2.2    Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the Seller shall retain and not sell to the Buyer and the Buyer will not purchase from the Seller, the following (collectively the “Excluded Assets”) which shall remain the property of the Seller after the Closing:
(a)    all cash and cash equivalents and short term investments held by the Seller including, but not limited to, any options, including all options purchased under the Seller’s Price Shield guarantee programs that remain unexercised as of the Closing Date (the “Hedging Options”);
(b)    all of the Seller’s limited liability company and corporate Records, tax returns and corporate seals;
(c)    all Seller insurance policies and rights thereunder (except to the extent specified in Section 2.1 (i) and (j);
(d)    all Seller personnel records and other records that Seller is required by law to retain in its possession;
(e)    all of the Seller’s claims for refund of Taxes related to any period, or portion thereof, end on or prior to the Closing Date; and
(f)    all rights in connection with, and assets of the Seller Employee Plans that are not Transferred Seller Employee Plans;
(g)    all rights of Seller under this Agreement;
(h)    those rights related to the Seller’s deposits, prepaid expenses and claims for refunds and rights to offset listed Schedule 2.2(h);
(i)    all rights and obligations under Contracts that are not Assumed Contracts, and all rights and obligations under Assumed Contracts that relate to periods prior to the Closing; and
(j)    all rights of Seller in the Customer storage accounts listed on Schedule 2.2(j), and the Customer precious metal in such accounts, which are the subject of the current claim by the State of California under the California’s Unclaimed Property Law, California Code of Civil Procedure, Sections 1500 et seq. Provided, however, that in accordance with the Transition Services Agreement, the Seller may identify, and the Buyer agrees to deliver, additional storage accounts subject to a claim and/or escheat to the State of California.
2.3    Purchase Price; Deposit.
(a)    Subject to the Purchase Price adjustment as set forth in Sections 2.5 and 2.6, as consideration for the purchase of the Acquired Assets and the other transactions contemplated by this Agreement, the Buyer shall pay to the Seller the amount equal to the sum of (i) the Final Closing Date Net Tangible Asset Value of the Seller, as determined pursuant to this Article II, and (ii) Six Million Four Hundred Fifty Thousand Dollars ($6,450,000.00) (collectively, the “Purchase Price”).

(b)    Buyer shall, within two (2) business day from the execution of this Agreement, deliver to the Escrow Agent, a deposit in the amount of One Million Dollars ($1,000,000.00) (the “Deposit’) to be held in escrow pursuant to the Escrow Agreement and applicable against the Purchase Price. The Deposit shall serve as liquidated damages to be paid to the Seller in the event the Closing does not occur on the Closing Date due to no fault of the Seller, and the Seller terminates this Agreement pursuant to Section 9.1(b), in which event the terms and conditions of Section 9.2 shall apply.

(c)    In addition to the Deposit, Buyer shall, concurrently with its execution hereof, deliver to Seller the amount of One Hundred and No/100 Dollars ($100.00), which amount Seller and Buyer agree has been bargained for as consideration for Seller’s execution and delivery of this Agreement. Such sum is in addition to and independent of any other consideration or payment provided for in this Agreement and is nonrefundable in all events.

(d)    At the Closing, the Buyer shall transfer by wire transfer of federal or immediately available funds, to an account designated in writing by the Seller at least one (1) Business Day prior to the Closing Date (the “Payment Account”), an amount equal to the Purchase Price, less the Escrowed Amount (the “Closing Payment”), assuming that the Estimated Closing Date Net Tangible Asset Value (as defined in Section 2.4 below) is equal to the Final Closing Date Net Tangible Asset Value (as defined in Section 2.6 below). The Closing Payment shall be subject to adjustment as set forth in Section 2.6 below. On the Closing Date, the Buyer shall deliver the balance Escrowed Amount to the Escrow Agent pursuant to the terms of the Escrow Agreement. The parties hereto intend that the Escrowed Amount shall be available as a nonexclusive means to fulfill Seller’s indemnification obligations pursuant to Article X hereof.

(e)    As soon as reasonably practicable after the Closing, the Purchase Price shall be allocated in accordance with Section 1060 of the Code and the regulations issued under such Code section as reflected on Schedule 2.3(b). After the Closing, the parties and their affiliates shall make consistent use of the allocation specified in Schedule 2.3(b) for tax purposes and in any and all filings, declaration and reports with the IRS in respect thereof, including the reports requires to be filed under Section 1060 of the Code, if applicable. It being understood that the allocation of the Purchase Price as set forth on Schedule 2.3(b) shall be reflected on any completed Internal Revenue Service Form 8594 prepared by the Buyer and the Seller. For the avoidance of doubt, neither the Buyer, the Seller or their respective affiliates will take any position on any Tax Return or audit inconsistent with the allocation set forth on Schedule 2.3(b) unless required to do so by applicable Laws.

2.4    Preliminary Closing Date Balance Sheet. Not later than August 23, 2017, the Seller shall deliver to the Buyer (i) the July 31, 2017 balance sheet of the Seller, prepared in a manner consistent with the preparation of the Financial Statements, but not GAAP compliant (the “Preliminary Closing Date Balance Sheet”) and (ii) a good faith estimate (including in reasonable detail the basis for the determination thereof) of the Net Tangible Asset Value of the Seller as of the Closing Date based upon such Preliminary Closing Date Balance Sheet (the “Estimated Closing Date Net Tangible Asset Value”), determined in accordance with Exhibit A, attached hereto. For absence of doubt, the parties agree that the Net Tangible Asset Value shall include the value of all customer trades, paid or unpaid, up to the Closing Date, subject to offsets for the metals owed and other adjustments as provided in 2.6. Representatives of the Buyer shall be entitled to full access, in a reasonable manner, to all records and work papers during normal business hours and shall be entitled to communicate with the Seller and personnel of the Seller and discuss accounting practices and procedures in connection with the preparation of the Preliminary Closing Date Balance Sheet and the calculation of the Estimated Closing Date Net Tangible Asset Value. The Estimated Closing Date Net Tangible Asset Value shall be subject to Buyer’s reasonable approval.

2.5    Closing Date Balance Sheet; Disputes.
(a)    The Seller, with the reasonable assistance and cooperation of the Buyer’s accounting department, will, promptly following the Closing Date, prepare a balance sheet of the Seller as of the Closing Date, in a manner consistent with the preparation of the Financial Statements (the “Closing Date Balance Sheet”) and calculate the Net Tangible Asset Value of the Seller as of the Closing Date based upon such Closing Date Balance Sheet (the “Closing Date Net Tangible Asset Value”), determined in accordance with Exhibit A attached hereto. The Seller shall give to the Buyer and its representatives, including the Buyer’s auditors, full and complete access in a reasonable manner, to all work papers and supporting documentation prepared by the Seller, or otherwise relied upon by the Seller, in connection with the preparation of the Closing Date Balance Sheet and the calculation of the Closing Date Net Tangible Asset Value. The Buyer shall have the right to have its representatives, including the Buyer’s auditors, present during the observation of the taking of any physical inventory of the Seller as at the Closing Date as may be required by the Seller’s accountants, auditors and other representatives. The Seller shall be responsible for all costs in connection with the preparation of the Closing Date Balance Sheet and the calculation of the Closing Date Net Tangible Asset Value, excluding the costs related to the assistance and cooperation of the Buyer’s accounting department.
(b)    The Seller shall deliver the Closing Date Balance Sheet and the Closing Date Net Tangible Asset Value to the Buyer no later than sixty (60) days following the Closing Date. Such Closing Date Balance Sheet shall be adjusted to reflect any write-offs against or remaining reserves for the Accounts Receivable which occurred after the Closing Date. The Closing Date Net Tangible Asset Value shall be deemed accepted by, and shall be final and binding upon, the parties, unless either the Buyer notifies the Seller in writing, not later than fifteen (15) days from the Buyer’s receipt of the Closing Date Balance Sheet and the Closing Date Net Tangible Asset Value, that it disagrees with respect to any of the financial calculations made with respect to the Closing Date Balance Sheet and/or the Closing Date Net Tangible Asset Value. In the event that the Buyer timely notifies the Seller that it does not agree with respect to any such financial calculations, the parties shall attempt in good faith to resolve such dispute. In the event the parties are unable to resolve such dispute within thirty (30) days from the date of receipt of notice of such dispute, the Buyer and the Seller shall mutually select a nationally recognized independent accounting firm which has not, for the past five (5) years, been engaged to render accounting services for the Seller, any Affiliate of the Seller, the Buyer or any Affiliate of the Buyer (the “Unaffiliated Accountants”). The parties shall thereupon promptly submit to the Unaffiliated Accountants all relevant financial data as well as this Agreement (including Schedules hereto), and the disputed item or items shall be submitted for final and binding arbitration and resolution before a representative of the Unaffiliated Accountants. The Unaffiliated Accountants shall use their best efforts to reach a determination on the disputed item or items and to render a determination as to the actual Net Tangible Asset Value of the Seller as of the Closing Date (the “Arbitrated Closing Date Net Tangible Asset Value”) not more than thirty (30) days after such submission. The decision of the Unaffiliated Accountants shall be final and binding on the parties and may be enforced in any court of competent jurisdiction. The fees and costs of the Unaffiliated Accountants shall be borne equally by the Buyer, on the one hand, and the Seller, on the other hand.
2.6    Adjustment to Closing Payment. For purposes of this Agreement, the “Final Closing Date Net Tangible Asset Value” shall equal one of the following, as applicable: (i) the Closing Date Net Tangible Asset Value, if the same shall be accepted or deemed accepted by the parties as set forth in Section 2.5(b); (ii) the agreed upon Net Tangible Asset Value of the Seller as of the Closing Date, if the Buyer disputes the Closing Date Net Tangible Asset Value and the parties are able to resolve such dispute among themselves as set forth in Section 2.5(b); or (iii) the Arbitrated Closing Date Net Tangible Asset Value, if the Buyer disputes the Closing Date Net Tangible Asset Value and the parties elect to resort to arbitration as set forth in Section 2.5(b), in each case increased by the Hedging Costs. Within three(3) business days following the determination of the Final Closing Date Net Tangible Asset Value pursuant to the foregoing sentence, (i) the Seller shall pay to the Buyer the amount by which the Final Closing Date Net Tangible Asset Value is less than the Estimated Closing Date Net Tangible Asset Value, if applicable, or (ii) the Buyer shall pay to the Seller the amount by which the Final Closing Date Net Tangible Asset Value is greater than the Estimated Closing Date Net Tangible Asset Value, if applicable. Any payment made pursuant to this Section 2.6 shall be made by wire transfer of federal or immediately available funds, to an account designated in writing by the Seller or the Buyer, as applicable.
2.7     Assumption of Liabilities and Obligations.

(a)    Assumed Obligations. On the Closing Date, but effective as of the Effective Time, the Buyer shall assume and agree to discharge when due, in accordance with their terms, only the following described obligations and liabilities of the Seller (the “Assumed Obligations”):
(i)    any trade accounts payable reflected on the Interim Balance Sheet or that have been incurred by the Seller in the Ordinary Course of Business between the date of the Interim Balance Sheet and the Closing Date (other than a trade account payable to any member of the Seller or a Related Person of the Seller) which remain unpaid, but are not past due in accordance with their terms, as of the Effective Time;
(ii)    the executory obligations of the Seller from and after the Closing Date under the Assumed Contracts which are identified on Schedule 2.1(e) hereto, and
(iii)    any Liability to the Seller’s customers incurred by the Seller in the Ordinary Course of Business for non-delinquent orders outstanding as of the Effective Time reflected on the Seller’s books and the Closing Date Balance Sheet, provided, for the avoidance of doubt, Buyer is assuming Liability with respect to Seller’s Price Shield program only with respect to sales of precious metals for which Buyer receives payment on or after the Effective Time; and
(iv)    all obligations and liabilities arising out of or in connection with the ownership and operation of the Acquired Assets or Business from and after the Closing Date
Buyer is not assuming and is not responsible for any obligation or Liability of any nature that are not Assumed Obligations.
(b)    Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of the Seller, and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every liability of Seller other than the Assumed Obligations, including, but not limited to:
(i)    Any Liability arising out of or relating to the operation of the Business or ownership of the Acquired Assets prior to the Effective Time, including, without limitation, precious metals sold by Seller and any Liability related to Seller’s price guarantee programs, provided, Seller’s Liability with respect to its Price Shield program shall apply only to sales of precious metals for which Seller has received payment prior to the Effective Time.
(ii)    Any Liability under any Assumed Contract which arises after the Effective Time but which arises out of or relates to any Breach by the Seller that occurred prior to the Effective Time.
(iii)    Any Liability for (A) Taxes arising as a result of the Seller’s operation of the Business or ownership of the Acquired Assets for taxable periods (or portions thereof) ending before the Effective Time, including Taxes allocable to the Seller, and (B) any Taxes that will arise as a result of the sale of the Acquired Assets pursuant to this Agreement.
(iv)    any Liability under any Contract which is not an Assumed Contract;
(v)    any Liability arising out of or related to Seller’s employees prior to the Effective Time, including, without limitation payroll, any Seller Employee Plan, or any or any other employee plans or benefits of any kind for Seller’s employees or former employees, including all accrued and unpaid Paid Time Off;
(vi)    any Liability to indemnify, reimburse or advance amounts to any officer, employee or agent of Seller for conduct occurring prior to the Effective Time;
(vii)    any Liability arising out of any Proceeding pending as of the Effective Time, whether or not disclosed to the Buyer;
(viii)    any Liability arising out of any Proceeding commenced after the Effective Time, to the extent such Liability arises out of, or relating to, any occurrence or event happening prior to the Effective Time;
(ix)    any Liability arising out of or resulting from Seller’s non-compliance with any Permit, Law or Order of any Governmental Authority;
(x)    any Liability of Seller under this Agreement or any other document executed in connection therewith;
(xi)    any Liability of Seller based on Seller’s acts or omissions occurring after the Effective Time; and
(xii)    any Liability arising out of or related to Seller’s compliance with California’s Unclaimed Property Law, California Code of Civil Procedure, Sections 1500 et seq.
2.8    Transaction Documents. It is a condition to consummation of the transactions contemplated by this Agreement that the parties to or signatories of the following agreements and other documents (together with this Agreement, the “Transaction Documents”) execute and deliver them at or on the Closing Date:
(a)     An assignment and assumption agreement in the form of Exhibit 2.8(a) (the “Assignment and Assumption Agreement”), pursuant to which Seller shall assign the Assumed Contracts to Buyer and Buyer shall expressly assume and agree to perform when due, the Buyer Assumed Obligations related thereto.
(b)     Any deeds, assignments, assignment of trademark, bills of sale, certificates of title and other instruments of transfer and conveyance as are reasonably necessary to convey to Buyer good and marketable title to the Acquired Assets and are reasonably satisfactory to Buyer’s counsel.
(c)     The Transition Services Agreement in the form of Exhibit 2.8(c) hereto, which shall, among other things, set forth the obligations of the Buyer and the Seller post-Closing;
(d)     The Escrow Agreement in the form of Exhibit 2.8(d) hereto;
(e)     A Non-Competition Agreement in the form of Exhibit 2.8(e) hereto; and
(f)     Any other document reasonably required by the Buyer or the Seller to better evidence or effectuate the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as set forth in the Disclosure Schedule, the Seller represents and warrants to the Buyer on the date hereof and on the Closing Date, that:
3.1    Organization and Qualification. The Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite limited liability company power and authority to conduct its business as presently conducted and to own and lease its property and assets. The Seller is qualified to do business as a foreign company and is in good standing in each jurisdiction in which the ownership of property or the conduct of its business requires such qualification. Section3.1 of the Disclosure Schedule contains a complete and accurate list of the Seller’s jurisdiction of organization and other jurisdictions in which it is authorized to do business. The Seller has delivered to the Buyer correct and complete copies of its Governing Documents. Following the Closing Date, the Seller will not have any subsidiaries and will not own any equity interest in any Person whatsoever.
3.2    Intentionally Left Blank
3.3    Capacity. The Seller has full legal capacity to enter into and carry out its obligations under this Agreement and the other relevant Transaction Documents and is not under any prohibition or restriction, contractual, statutory or otherwise, against doing so. The Seller has the requisite power and authority to execute and deliver this Agreement and the other relevant Transaction Documents and to consummate the transactions contemplated thereby. This Agreement and each Transaction Document to which the Seller is a party (a) have been duly authorized and approved by all necessary Seller action, (b) have been duly executed and delivered by the Seller and (b) constitute a legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other Laws affecting the rights of creditors generally and by general principles of equity.
3.4    No Violations or Conflicts. Except as set forth on Section 3.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement or the applicable Transaction Documents by the Seller nor the consummation or performance by the Seller of the transactions contemplated by this Agreement or the applicable Transaction Documents does or will, directly or indirectly (with or without notice or lapse of time or both), (a) conflict with or violate any provision of the Seller’s Governing Documents, (b) result in a violation or Breach of, or constitute a default or an event of default under, or result in the acceleration of any obligations under, or give any Person the right to cancel, terminate or modify any Contract, Permit, instrument or other obligation to which the Seller is a party or by which any of its properties or assets are bound, (c) violate any Permit, Law or Order to which the Seller is subject or (d) result in the creation or imposition of any Lien upon or with respect to any of the assets or properties owned or used by the Seller.
3.5    Consents and Approvals. No consent, approval or authorization of, or declaration or notice to, or filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by the Seller in connection with the execution, delivery and performance of this Agreement and the applicable Transaction Documents by the Seller
3.6    Financial Statements.
(a) The Seller has previously delivered to the Buyer true and complete copies of the Financial Statements and the Interim Financial Statements. The Financial Statements are attached hereto as Section 3.6-1 and the Interim Financial Statements are attached as Section3.6-2 of the Disclosure Schedule. The Financial Statements and Interim Financial Statements: (i) have been prepared in accordance with GAAP (except in the case of the Interim Financial Statements, for the absence of notes, variances between sales, cost of sales, and commission expenses, as of the ship date versus trade date, and immaterial year-end adjustments) and (ii) fairly present (and the financial statements delivered pursuant to Section 5.9 will fairly present) the financial condition and results of operations of the Seller as of the dates and for the periods referred to therein. The financial statements referred to in this Section 3.6 and delivered pursuant to Section 5.8 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.
(b)     All Business Records of Seller are true, correct and complete and are and have been maintained in all material respects in accordance with good business practice and all Laws. Seller maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP as applied on a consistent basis;.
3.7    Tangible Personal Property. The Seller has good and marketable title to, or a valid leasehold interest in, all Tangible Personal Property that it owns, purports to own, or uses, including those reflected on its books and records and on the Interim Balance Sheet (except those sold or disposed of subsequent to the date thereof in the Ordinary Course of Business consistent with past practice), free and clear of all Liens except as set forth on Section 3.7of the Disclosure Schedule. The Tangible Personal Property is not subject to any sublease, sublicense or other Contract granting to any other Person any right to the use or enjoyment of such assets. All Tangible Personal Property owned by the Seller or used by the Seller in the operation of the Business are in good operating condition and in a good state of maintenance and repair and are adequate for the Business as conducted by the Seller and as contemplated to be conducted following the Closing Date.
3.8    Inventories. All Inventories of the Seller as of the Closing Date consist of a quality and quantity usable and salable in the Ordinary Course of Business.  Inventory now on hand that was purchased after the date of the 2016 Balance Sheet was purchased in the Ordinary Course of Business. The inventory is of such quality as to meet the quality control standards of the Seller.   Except as disclosed on Section 3.8 of the Disclosure Schedule, all inventory has been recorded on the books of the Seller at market value, defined as Seller’s wholesale replacement cost, applied consistently in accordance with GAAP.
3.9    No Undisclosed Liabilities; Solvency. The Seller does not have any Liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) except (i) liabilities and obligations occurring in the Ordinary Course of Business since June 30, 2017 consistent with past practice, (ii) as disclosed on the 2016 Balance Sheet or the Interim Balance Sheet, or (iii) as disclosed on Section 3.9 of the Disclosure Schedule. The Seller is solvent. As of the Closing, the Seller will remain solvent and will be able to pay its Liabilities as they become due. The Seller has never been a debtor in any bankruptcy Proceeding, whether voluntary or involuntary, actual or threatened, or has made an assignment of its assets for the benefit of any creditor or otherwise.
3.10    Absence of Certain Changes. Since December 31, 2016, the Seller has conducted its operations and affairs only according to its Ordinary Course of Business, and the Seller has not suffered any Material Adverse Change. Except otherwise expressly contemplated by this Agreement, since December 31, 2016, the Seller has not (a) amended or otherwise modified its Governing Documents, (b) sold, transferred or otherwise disposed of any assets pertaining to or used in the Business except in the Ordinary Course of Business, (c) created or permitted to exist any Lien or Permitted Lien on any asset or property of the Business, (d) increased the compensation or other remuneration or benefits payable or to become payable to any of its executive officers, employees or agents, except for increases in the Ordinary Course of Business, or entered into employment, severance or similar Contracts with any of the foregoing, (e) adopted, amended or increased the payments to or benefits under any Seller Employee Plan, (f) entered into any Contract or transaction relating to or affecting the Business, except in the Ordinary Course of Business, (g) terminated or modified any Contracts, except for termination upon expiration in accordance with the terms thereof or Ordinary Course of Business , (h) released, waived, or cancelled any claims or rights relating to or affecting the Business in excess of $35,000 individually or $100,000 in the aggregate, (i) paid, discharged or satisfied any claim, obligation or liability in excess of $35,000 individually or $100,000 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the Ordinary Course of Business, (j) created, incurred, assumed or otherwise became liable for any indebtedness in excess of $50,000 in the aggregate, (k) acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other business enterprise, (l) adopted a plan of liquidation or dissolution, (m) changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP, (n) suffered any damage to or destruction or loss of any asset or property of the Business, whether or not covered by insurance, (o) instituted or settled any claim, action, suit or Proceeding involving in excess of $100,000 relating to it or its assets or properties relating to or affecting the Business, or (p) entered into any Contract to do any of the foregoing.
3.11    Conduct of Business. The Seller has not and does not conduct the Business other than through the Seller.
3.12    Customers and Suppliers. Section 3.12 of the Disclosure Schedule sets forth a list of the top 100 Seller’s customers for the twenty-four (24) months prior to the date hereof as determined by total dollar amount of sales. The Seller currently obtains all supplies and services necessary for the conduct of the Business as presently conducted from readily available sources. There are no pending, or, to the Knowledge of the Seller, threatened, Material disputes or controversies between the Seller and any of its customers or suppliers. No customer of the Seller has any right to any credit or refund for products sold or services rendered or to be rendered by such Seller pursuant to any Contract, understanding or practice of the Seller other than pursuant to the normal course return policy of the Seller.
3.13    Assumed Contracts. Section 2.1 (e) of the Disclosure Schedule contains a list of the Assumed Contracts identified by the Buyer, which constitute the only contracts necessary to the operation of the Business in the manner conducted by the Seller on the Closing Date. Accurate and complete copies of all of the Assumed Contracts, including all amendments thereto and written waivers thereunder, have been furnished by the Seller to the Buyer. Each of the Assumed Contracts is a valid and binding obligation of the Seller and, is assignable to Buyer pursuant to this Agreement and enforceable in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights and general principles of equity relating to the availability of equitable remedies (whether considered in a proceeding at law or in equity). There have not been any defaults by Seller or defaults or any claims of default or claims of non-enforceability by the other party or parties under or with respect or any of the Assumed Contracts and, to Seller’s Knowledge there are no facts or conditions that have occurred or that are anticipated to occur with respect to or under any of the Assumed Contracts which, with the passage of time or the giving of notice, or both, would (i) constitute a default by Seller or by the other party or parties under any of the Assumed Contracts or (ii) cause the creation or imposition of any Lien or Permitted Lien upon any of the Acquired Assets or (iii) otherwise cause a Material Adverse Change on the Business. There are no prepayments or other circumstances under any Assumed Contract that would give rise to a performance obligation of the Buyer without the Buyer having received the corresponding compensation for the performance. Seller has not received any indication by a customer or supplier of an intention to discontinue or change the terms of the parties’ relationship.
3.14    Litigation. Except as set forth on Section 3.14 of the Disclosure Schedule, there is no civil, criminal or administrative Proceeding pending which has been served, or, to the Knowledge of the Seller, is otherwise pending or threatened against the Seller in any court, by any Person or Governmental Authority or before any arbitrator or other tribunal which may affect or hinder the Business or the consummation of the transactions contemplated hereby or which otherwise relates to the Business or any of the Acquired Assets. The Seller is not subject to any outstanding action or Order of any court or Governmental Authority which may affect or hinder the Business or the consummation of the transactions contemplated hereby or which otherwise relates to the Business or any of the Acquired Assets. The Seller has made available to the Buyer true, correct and complete copies of all pleadings, material correspondence and other material documents relating to each Proceeding listed on Section3.14 of the Disclosure Schedule.
3.15    Intellectual Property.
(a)    The “Intellectual Property” means all intellectual property owned, used or licensed (as licensor or licensee) by the Seller, or in any product, service, technology or process currently offered by the Seller, or currently under development by the Seller, or by any Person for use in the Business, including:
(i)    all domestic and foreign copyright interests in any original work of authorship, whether registered or unregistered, including but not limited to all copyright registrations or foreign equivalent, all applications for registration or foreign equivalent, all moral rights, all common-law rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention (“Copyrights”);
(ii)    all domestic and foreign patents (including certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom as well as any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent, all Inventions (as hereinafter defined) and subject matter related to such patents, in any and all forms (“Patents”);
(iii)    all domestic and foreign trademarks, trade dress, service marks, trade names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, all trademark registrations and applications for registration related to such trademarks (including, but not limited to intent to use applications), and all goodwill related to the foregoing (“Trademarks”);
(iv)    all domain name registrations (“Domain Names”);
(v)    any formula, design, device or compilation, or other information which is used or held for use by a business, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public. Trade Secrets can include, by way of example, formulas, algorithms, market surveys, market research studies, information contained on drawings and other documents, and information relating to research, development or testing (“Trade Secrets”);
(vi)    novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, machines, designs, expressions, theories and ideas, whether or not patentable (“Inventions”);
(vii)    scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience useful in the operation of the Business (“Know How”);
(viii)    (A) any and all computer programs and/or software programs (including all source code, object code, firmware, programming tools and/or documentation), (B) machine readable databases and compilations, including any and all data and collections of data, and (C) all content contained on Internet site(s) (“Software”);
(ix)    all documentation and media constituting, describing or relating to the above, including memoranda, manuals, technical specifications and other records wherever created throughout the world; and
(x)    the right to sue for past, present, or future infringement and to collect and retain all damages and profits related to the foregoing.
(b)    Section 3.15(b)of the Disclosure Schedule sets forth a complete list of all Intellectual Property owned by the Seller or used in the operation of the Seller’s Business.
(c)    Section 3.15(c) of the Disclosure Schedule, lists all licenses, sublicenses, agreements or instruments involving the Intellectual Property of the Seller including (i) licenses by the Seller to any Person of any Intellectual Property; and (ii) all licenses by any other Person to the Seller of any Intellectual Property (except with respect to generally available “off-the-shelf” software) (each a “License”). Each License identified in Section 3.15(c) of the Disclosure Schedule, is a valid and binding agreement enforceable in accordance with its terms. With respect to each License, there is no Material default (or event that with the giving of notice or passage of time would constitute a Material default) by the Seller, or, to the Knowledge of the Seller, the other party thereto. There are no pending and served or, to the Knowledge of the Seller, threatened claims with respect to any License. No License contains any indemnity by either of the Seller in favor of a third party with respect to the Intellectual Property.
(d)    The Seller has good and valid title to, or otherwise possesses the rights to use, subject to any time limitations set forth in any licensing or other agreement to use said Intellectual Property, all Intellectual Property necessary to conduct the Business and operations up to the Closing Date. Neither the consummation of the transactions contemplated by this Agreement nor the Seller’s performance hereunder will result in the diminution, license, transfer, termination or forfeiture of the Seller’ rights in the Intellectual Property or Licenses. Except for Intellectual Property owned by third parties, no Person other than the Seller has any right or interest of any kind or nature in or with respect to the Intellectual Property, or any portion thereof, or any rights to sell, license, lease, transfer or use or otherwise exploit the Intellectual Property or any portion thereof.
(e)    The Seller has not received notice nor, to the Knowledge of the Seller, has the Seller infringed upon, misappropriated or misused any intellectual property or other proprietary information of another Person. There are no pending and served, or, to the Knowledge of the Seller, threatened claims or Proceedings contesting or challenging the Intellectual Property, or the Seller’s use of the Intellectual Property owned by another Person. To Knowledge of the Seller, no third party including any current or former employee or contractor of the Seller, is infringing upon, misappropriating, or otherwise violating the Seller’s rights to the Intellectual Property.
(f)    The Seller has taken commercially reasonable steps to protect the proprietary nature of the Intellectual Property and to maintain in confidence all Trade Secrets and confidential Intellectual Property and information owned or used by the Seller. To the Seller’s Knowledge, no Trade Secret or other confidential Intellectual Property or information of the Seller has been disclosed or authorized to be disclosed to any Person, including any employee, agent, contractor, or other entity, other than pursuant to a non-disclosure agreement or other conditional obligation that protects the Seller’s proprietary interests in and to such Trade Secrets or confidential Intellectual Property or information.
(g)    The Seller has implemented procedures described on Section3.15(g) of the Disclosure Schedule to ensure the physical and electronic protection of their websites and information assets from unauthorized disclosure, use or modification. To the Seller’s Knowledge, there has been no breach of security involving any of the Seller' websites or information assets. To the Seller’s Knowledge all data which has been collected, stored, maintained or otherwise used by the Seller has been collected, stored, maintained and used in accordance with all applicable Laws, guidelines and industry standards. Seller has not received a notice of noncompliance with applicable data protection Laws, guidelines or industry standards.
(h)    Section 3.15(h) of the Disclosure Schedule contains a true and complete list of all of the Software included, embedded or incorporated in or developed for inclusion in the Seller’s products or websites, or used in the delivery of the Seller’s services (the “Seller Software”). The Seller owns full and unencumbered right and has good, valid and marketable title or has valid licenses to such Seller Software, and all Seller Software owned by the Seller is free and clear of all Liens. The Seller has not incorporated any third party intellectual property into Seller Software not identified in Section3.15(h) of the Disclosure Schedule. No open source or public library software, including any version of any software licensed pursuant to any GNU public license, is, in whole or in part, embodied or incorporated in any of the Seller Software.

(i)     The Seller is not bound by any agreement by which it owes any present or future royalties or other payments to third parties in respect of Intellectual Property in excess of $10,000.

3.16    Compliance with Laws.
(a)    Except as set forth on Section 3.16-1 of the Disclosure Schedule, to Seller’s Knowledge, the Seller has been and is in compliance with all Laws applicable to the Seller or relating to or affecting the Business or the assets or properties owned or used by the Seller, the failure of which would constitute a Material Adverse Change. The Seller is not subject to any judicial, governmental or administrative Order. Attached as Section 3.16-2 of the Disclosure Schedule are true and correct copies of all reports of inspections of the Seller’s business and properties which occurred during the past five (5) years through the date hereof under Laws which resulted in the imposition of a fine, penalty, or other restriction on the Business. Seller has not received notice of any violation (or any investigation, inspection, audit, or other Proceeding by any Governmental Authority involving an allegation of any violation) of any Law or Order by or affecting the Seller, and, to the Knowledge of the Seller, no investigation, inspection, audit, or other Proceeding by any Governmental Authority involving an allegation of any violation of any Law or Order is threatened or contemplated. Neither the Seller nor the Business is regulated by the Commodities Futures Trading Commission or any other similar Governmental Authority.
(b)    Except as set forth on Section 3.16-3 of the Disclosure Schedule, there is no Order binding upon the Seller or either Seller or, to the Knowledge of the Seller, threatened that has or could reasonably be expected to have the effect of restricting, prohibiting or impairing the conduct or any business practice of the Seller or the Business as presently conducted, including any supply or sale of any product or provision of any service by the Seller, any acquisition of property by the Seller, or the hiring of employees by the Seller.
3.17    Permits. Section 3.17 of the Disclosure Schedule sets forth a true, complete and correct description of each Permit affecting, or relating in any way to, the Business or any of the properties or assets owned or used by the Seller, together with the names of the Governmental Authorities or other Persons issuing such Permits. The Permits listed on Section 3.17of the Disclosure Schedule constitute all of the Permits necessary to permit the Seller to conduct and operate the Business lawfully in the manner in which it currently conducts and operates the Business. The Seller has not received notice from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential contravention, revocation, withdrawal, suspension, cancellation, termination or modification of any Permit. All applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Persons.
3.18    Real Property.
The Seller does not own any interest or legal title in ownership, or has any use rights, as applicable, in real property other than as set forth on Section3.18(a) of the Disclosure Schedule. The Seller does not lease or sublease (as lessee or sublessee) any real property other than as set forth on Section3.18(a). Section3.18 (a) sets forth the street address of each parcel of real property owned by the Seller (the “Owned Property”) or leased or subleased (as lessee or sublessee) by the Seller (the “Leased Property”) or in which the Seller has use rights (together with the Owned Property and the Leased Property, the “Real Property”). The Seller enjoys a peaceful and undisturbed possession of the Real Property. Section3.18(a) lists all of the lease and sublease agreements and all other instruments granting such leasehold interests, rights, options, or other interests, as amended to date (the “Leases”) relating to the Leased Property. A true, complete, and correct copy of each of the Leases has previously been made available to the Buyer. Each Lease is valid, binding and in full force and effect; all rent and other sums and charges payable thereunder are current; no notice of default or termination under any of the Leases is outstanding; no termination event or condition or uncured default on the part of the Seller, to the Knowledge of the Seller, on the part of the landlord or sublandlord, as the case may be, thereunder exists under any of the Leases; and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition. In the event that any of the Leases is a sublease, the Seller, as sublessee or sublessor, as the case may be, has obtained the required consent of the prime landlord to such sublease, and such prime lease is in full force and effect; there are no outstanding uncured notices of default or termination; and no right of such Seller in any such sublease conflicts with such prime lease. All usage rights for the Real Property, as applicable, are in full force and effect, and there exists no Material Breach of such usage rights by the Seller which would cause or permit a termination of those rights under the relevant usage rights agreements. The Seller has paid all land use rights fees and other required payments in relation to the Real Property, as applicable. There are no subleases, licenses or other agreements granting to any Person other than the Seller any right to the possession, use, occupancy or enjoyment of the premises demised by the Leases. All of the premises are used in the conduct of the Business.
3.19    Employee Benefit Plans; ERISA.
(a)    Section 3.19(a)of the Disclosure Schedule sets forth all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), all medical, disability, life insurance, and other “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), and all other employee benefit plans, programs or arrangements, including, without limitation, any bonus, stock option, stock purchase or other equity-based compensation arrangements, any incentive, deferred compensation, supplemental retirement, severance, disability, vacation, cafeteria and other employee benefit plans, policies, programs, agreements, arrangements or other Contracts (whether written or otherwise), including those which contain change of control provisions or pending change of control provisions, in any case (i) that are maintained or contributed to (or to which there was or will be an obligation to contribute) by the Seller or any trade or business under common control with the Seller within the meaning of Section 4001(a)(14) of ERISA (each, an “ERISA Affiliate”), or (ii) with respect to which the Seller has or could have any liability, whether direct or indirect or actual or contingent (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) (the “Seller Employee Plans”).
(b)    The Seller has made available to the Buyer copies of any communications or election forms sent to participants in any Seller Employee Plan or employment agreement regarding compliance with Section 409A of the Code, and has made available to the Buyer a written description of any measures that the Seller has taken to address Section 409A compliance.
(c)    Except as set forth in Section 3.19(c) of the Disclosure Schedule, no entity (whether or not incorporated) is a member of a controlled group including the Seller is under common control of the Seller, within the meaning of Section 414(b), (c) or (m) of the Code.
(d)    The Seller has made available to the Buyer copies of (i) each written Seller Employee Plan (and a written description of any Seller Employee Plan which is not written) and all related trust agreements, insurance and other Contracts (including policies), summary plan descriptions, summaries of material modifications and communications distributed to plan participants explaining Seller Employee Plan benefits (other than routine statements of accounts), (ii) the three most recent annual reports on Form 5500 series or other applicable annual reports, with accompanying schedules and attachments, filed with the applicable Governmental Authority with respect to each Seller Employee Plan required by applicable Laws to make such a filing, (iii) any reports other than a Form 5500 report which have been filed with the United States Department of Labor or other labor related Governmental Authorities within the last five (5) years with respect to any Seller Employee Plan required by applicable Laws to make such a report, (iv) the most recent actuarial valuation, if any, for each Seller Employee Plan, and (v) the most recent favorable determination letters issued for each Seller Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code or other applicable Law (and, if an application for such determination is pending, a copy of the application for such determination).
(e)    Except as set forth on Section 3.19(e) of the Disclosure Schedule, none of the Seller Employee Plans (i) promises or provides retiree medical or other retiree welfare benefits to any person except as required by Section 601 et seq. of ERISA (commonly referred to as COBRA coverage); (ii) is or ever was subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA; (iii) is or ever was a “multiemployer plan” as defined in Section 3(37) of ERISA or a “multiple employer plan” as defined in Section 3(40) of ERISA; (iv) is or ever was a defined benefit plan; (v) does now or ever has invested in stock of either of the Seller or provided benefits in the form of or based on the value of stock of either of the Seller; or (vi) has incurred any withdrawal liability that remains unsatisfied. The transactions contemplated hereby will not result in the assessment of any withdrawal liability or the creation of any other contingent liabilities relating to pension, medical or other employee benefits.
(f)    (i) All Seller Employee Plans have been established, maintained and operated in accordance with their terms and the requirements of applicable Law, and may by their terms be amended and/or terminated at any time; (ii) the Seller has performed in all material respects all obligations required to be performed by it under all Seller Employee Plans; (iii) the Seller is not in Material default under or material violation of, and the Seller has no Knowledge of any Material default or Material violation by any other party to, any of the Seller Employee Plans; (iv) each Seller Employee Plan which is intended to be qualified under Section 401(a) of the Code or other applicable Law has received a favorable determination letter from the IRS and to the Knowledge of the Seller, nothing has occurred which may impair such determination; (v) the premiums for all insurance policies through which benefits are provided under any Seller Employee Plan have been paid in accordance with the terms of such policies; and (vi) all contributions required to be made with respect to any Seller Employee Plan have been made on or before their due dates (including any extensions thereof) and all such amounts accrued but not yet paid have been properly recorded in the books of the Seller and reflected in the financial books of the Seller.
(g)    (i) To the Knowledge of the Seller, no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) is either currently engaged or has at any time been engaged in a transaction with respect to any Seller Employee Plan which could subject either of the Seller, directly or indirectly, to a tax, penalty, or other liability for prohibited transactions under ERISA or Section 4975 of the Code, and no such transaction has occurred that could subject either of the Seller to any such liability; and (ii) to the Knowledge of the Seller, no fiduciary (as defined in Section 3(21) of ERISA) with respect to any Seller Employee Plan, or for whose conduct either of the Seller could have any liability (by reason of indemnities or otherwise), has breached any of the responsibilities or obligations imposed upon the fiduciary under Title I of ERISA.
(h)    Other than routine claims for benefits made in the ordinary course of the operation of the Seller Employee Plans, there are no pending or, to the Knowledge of the Seller, threatened claims, investigations or causes of action with respect to any Seller Employee Plan, whether made by a participant or beneficiary of such a plan, a Governmental Authority or otherwise, against the Seller, any director, officer or employee of the Seller, any Seller Employee Plan or any fiduciary of a Seller Employee Plan; and there have been no communications to any employee, former employee or any other person who may be entitled to benefits under any Seller Employee Plan that are inconsistent in any material respect with any provision of any Seller Employee Plan.
(i)    The Seller has no current Material liability based upon, arising out of or relating to the classification of any individual as an independent contractor, a temporary employee or a leased employee (within the meaning of Section 414(n) of the Code or comparable non-United States law) rather than as an employee, and no facts exist as a result of which either of the Seller could have any such Material liability.
(j)    Except as set forth on Section 3.19(j) of the Disclosure Schedule, the consummation of the transactions contemplated hereby, either alone or in combination with another event, with respect to each director, officer, employee and consultant of the Seller, will not result in (i) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from the Seller or under any Seller Employee Plan, (ii) any increase in the amount of compensation or benefits payable to any such individual, or (iii) any acceleration of the vesting or timing of payment of benefits or compensation payable to any such individual. No Seller Employee Plan provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of the Seller.
3.20    Insurance. Section 3.20of the Disclosure Schedule sets forth a true, complete and correct list, and a summary description of the coverage provided thereby (including deductibles, limits, premiums, and expiration dates) of each insurance policy maintained by the Seller on its assets or in relation to the Business. To the Knowledge of the Seller, such policies insure the Seller in amounts and against losses and risks customary and sufficient for businesses similar to the Business. All of such policies are in full force and effect. All premiums due on such insurance policies on or prior to the date hereof have been paid and there is no ground for cancellation or avoidance of any such policies or any increase in the premiums thereof, or for reduction of the coverage provided thereby. There are no Material pending claims with respect to either of the Seller or its properties or assets under any such insurance policies, and there are no Material claims as to which the insurers have notified the Seller or either of the Seller that they intend to deny liability. To the Seller’s Knowledge, there is no existing default under any such insurance policies.
3.21    Employees and Labor Matters.
(a)    To the Seller’s Knowledge, no employee of the Seller is bound by any Contract with any other Person that is violated or breached by such employee performing the services he or she is performing for such Seller or that in any way adversely affects or will affect the performance of his or her duties as an employee of the Seller. Each employee of the Seller is employed on an at-will basis, and the Seller does not have any written or oral agreement with any of its employees which would interfere with the Seller’s ability to discharge such employees. The Seller does not have any written employment agreements with any of its employees.
(b)    There is no collective bargaining agreement or union Contract binding on the Seller. There is no pending, or, to the Knowledge of the Seller, threatened labor strike, dispute, slowdown, picketing, boycott, organization drive, stoppage or any other interference with the operation or conduct of the Business or the Seller (collectively, “Work Interferences”). There are no filed, pending or, to the Knowledge of the Seller, threatened injunctions against the Seller which would have the effect of constituting a Work Interference. There have been no Work Interferences within the past five (5) years.
(c)    There are no unfair labor practice charges or complaints, minimum wage or overtime or equal pay charges or complaints, occupational safety and health charges or complaints, wrongful discharge charges or complaints, employee grievances, discrimination claims or workers’ compensation claims pending or, to the Knowledge of the Seller, threatened against the Seller before any Governmental Authority. The Seller has not received notice from any Governmental Authority of any alleged violation of applicable Law that remains unresolved respecting employment and employment practices, terms and conditions of employment, or wage and hours.
(d)    Neither of the Seller nor any other Person has any obligations for severance or other payments the Seller’s employees arising out of the transactions contemplated by this Agreement or otherwise.
3.22    Brokers and Finders. No broker or finder has acted for the Seller in connection with this Agreement, the Transaction Documents or the transactions contemplated by this Agreement or the Transaction Documents, and no broker or finder is entitled to any brokerage or finder’s fee or other similar payment from either the Seller with respect to this Agreement, the Transaction Documents or such transactions.
3.23    Relationships with Related Persons. No manager, member, officer, employee, agent or representative of the Seller, nor any spouse or child of any of them or any Person associated with any of them (each a “Related Person”), has any interest in any assets or properties used in or pertaining to the Business, or is a party to any Contract with, or has any claim or right against, or owes any amounts to, the Seller. No members, Affiliates, officers, managers, employees, agents or representatives of the Seller nor any Related Person owns or has owned, directly or indirectly, and whether on an individual, joint or other basis, any equity interest or any other financial or profit interest in a Person that (i) has had business dealings with the Seller or (ii) has engaged in competition with the Seller.
3.24    Taxes.
(a)    The Seller has timely filed or has caused to be filed with the appropriate Governmental Authorities in all relevant jurisdictions such Tax Returns as are required to be filed by it or on its behalf (taking into account any extension of time to file). The information on such Returns is complete and correct in all material respects. The Seller has paid or has caused to be paid on a timely basis all Taxes (whether or not shown on any Return, and taking into account any extension of time to file) due and payable by it or on its behalf, except for Taxes which the Seller believes in good faith are not due and payable because they are being diligently contested by appropriate Proceedings and for which adequate reserves have been set aside on its books to the extent required by GAAP. There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Seller.
(b)    No unpaid (or unreserved in accordance with GAAP on the Financial Statements or Interim Financial Statements) deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority with respect to the Seller for any Pre-Closing Period that have not been finally settled and paid, and, except as set forth on Section 3.24(b) of the Disclosure Schedule, there are no pending or, to the Knowledge of the Seller, threatened audits, investigations or claims or issued and outstanding assessments for or relating to any liability in respect of Taxes of the Seller. The Seller has not requested any extension of time (other than automatic extensions) within which to file any currently unfiled Returns in respect of any Taxes, and no extension or waiver of a statute of limitations relating to any Taxes is in effect with respect to the Seller.
(c)    (i) The Seller has complied in all material respects with applicable Laws regarding the payment and withholding of Taxes with respect to the Business and the Acquired Assets (including withholding and reporting requirements under Code Sections 1441 through 1446, 3401 through 3406, 6041 and 6049, and similar provisions under any other requirements under applicable Laws) and has timely withheld and paid over to the appropriate Governmental Authorities all material amounts required to be so withheld and paid over as of the Closing Date; (ii) the Seller is not liable for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as transferee or successor, or otherwise (other than withholding taxes incurred and paid in the Ordinary Course of Business), or is currently under any contractual obligation to or a party to any tax sharing agreement or any other Contract providing for payments by such Seller with respect to Taxes; (iii) the Seller is not a party to any joint venture, partnership or other arrangement or Contract which could be treated as a partnership for income tax purposes; (iv)Section 3.24(c)-1 of the Disclosure Schedule contains a list of all jurisdictions in which the Seller has filed a Return, and to the Knowledge of the Seller, no written claim has ever been made by a taxing authority in a jurisdiction where the Seller does not currently file Returns that such Seller is or may be subject to taxation by that jurisdiction; (ix) the Seller has not has made an election or is required to treat any of its assets as owned by another Person for income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code (or any corresponding provision of applicable state Law); and (vi) Seller is not a “foreign person” with the meaning of Section 1445 of the Code.
3.25    Environmental and Safety Matters.
(a)    The Seller is in compliance in all material respects with all Environmental Laws and Environmental Permits in connection with the ownership, use, maintenance or operation of the Business and, to the Knowledge of the Seller, there are no circumstances related to the current or former operations of the Seller that could give rise to liability under any Environmental Laws.
(b)    There are no pending or to the Knowledge of the Seller threatened actions by any Person claiming that the Seller’s current or former properties or assets are not, or that the Seller’s operations have not been conducted, in compliance in all material respects with all Environmental Laws.
3.26    Warranties; Product Liability; Etc.
(a)    The Seller has provided to the Buyer complete and correct copies of all standard terms and conditions of sale (including applicable guaranty, warranty and indemnity provisions) made by the Seller covering or relating to each of the products supplied or sold by, and services provided by, the Seller. Except as required by Law, no product supplied or sold by, or service provided by, the Seller is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions.
(b)    To the Knowledge of the Seller, there are no losses, claims, damages, expenses or liabilities (whether absolute, accrued, contingent or otherwise) of the Seller asserted and arising out of or based upon incidents occurring on or prior to the Closing Date with respect to: (i) any product liability or other claim that relates to any of the products supplied or sold by the Seller to others; (ii) the delivery of faulty services by the Seller; or (iii) any claim for the Breach of any express or limited product warranty, or any similar claim that relates to any product supplied or sold, or any service delivered, by the Seller, and the Seller have no Knowledge of any product or service defects which could give rise to any such losses, claims, damages, expenses or liabilities.
(c)    To the Knowledge of the Seller, there exists no basis for the withdrawal or suspension of any approval or consent of any Governmental Authority, if any, with respect to any product supplied or sold by the Seller. Section3.26(c)of the Disclosure Schedule sets forth a list and brief description of all correspondence received or sent by or on behalf of the Seller during the past five (5) years from or to any Governmental Authority with respect to a contemplated or actual recall, withdrawal, or suspension from the market of any product supplied or sold by the Seller. Copies of all such material correspondence have previously been made available to the Buyer.
3.27    Receivables and Payables. All accounts and notes receivable of the Seller reflected on the Financial Statements or Interim Financial Statements or on the accounts receivable ledger of the Seller as of the date hereof have arisen in the Ordinary Course of Business, represent valid obligations to the Seller arising from bona fide transactions in the Ordinary Course of Business, are, to Seller’s Knowledge fully collectible subject to potential write-offs not in excess of reserves therefor set forth on the 2016 Balance Sheet and, except as set forth on Section 3.27 of the Disclosure Schedule, are not subject to claims or setoff or other defenses or counterclaims. The Seller has provided information requested by the Buyer regarding the outstanding accounts and notes receivable of the Seller, including, without limitation, the relationship between the Seller and the relevant debtors, the identity and contact information of such debtors, the amount of the debt outstanding, the date such amounts are due and payable, and the time period for which the debts have remained unpaid. All accounts and notes payable by the Seller reflected on the Financial Statements or Interim Financial Statements or on the accounts payable ledger of the Seller as of the date hereof arose in bona fide transactions in the Ordinary Course of Business. All items which are required by GAAP to be reflected as receivables and payables on the Financial Statements and Interim Financial Statements and on the books and records of the Seller are so reflected and have been recorded in accordance with GAAP in a manner consistent with past practice.
3.28    Absence of Certain Business Practices. The Seller and its Affiliates or any other Person acting with authority on behalf of any of them, or for which any of them would have liability, acting alone or together, has not with respect to the Business: (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, trading Seller, shipping Seller, Governmental Authority, governmental employee or other Person with whom the Seller has done business directly or indirectly in violation of any Law; or (ii) directly or indirectly in violation of any Law given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, Governmental Authority, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist the Seller in connection with any actual or proposed transaction) which (A) may subject the Seller to any damage or penalty in any civil, criminal or governmental litigation or Proceeding, (B) if not given in the past, may have resulted in a damage or penalty to the Seller, or (C) if not continued in the future, may result in a damage or penalty to the Seller or subject the Seller to suit or penalty in any private or governmental litigation or Proceeding. The Seller has conducted the Business in a manner that complies with the United States Foreign Corrupt Practices Act and any other applicable Law relating to corruption or prohibited business practices.
3.29    Business Records. The Business Records of the Seller, are true, complete and correct, have been maintained in the usual, regular and ordinary manner, all entries with respect thereto have been accurately made, and all transactions have been accurately accounted for therein.
3.30    CFLL.     Seller is the sole member of GPM/LLC. GPM/LLC is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite limited liability company power and authority to conduct its business as presently conducted and to own and lease its property and assets. GPM/LLC is qualified to do business as a foreign company and is in good standing in each jurisdiction in which the ownership of property or the conduct of its business requires such qualification. Section 3.30 of the Disclosure Schedule contains a complete and accurate list of the Seller’s jurisdiction of organization and other jurisdictions in which it is authorized to do business. The Seller has delivered to the Buyer correct and complete copies of GPM/LLC’s Governing Documents. GPM/LLC holds an active California Finance Lender’s License. GPM/LLC is in the business of making commercial loans only and for the past thirty-six (36) month has had no outstanding commercial loans.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Seller that:
4.1    Organization and Qualification. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite power and authority to conduct its business as presently conducted and to own and lease its property and assets.
4.2    Authorization. The Buyer has full legal power and authority to enter into and carry out its obligations under this Agreement and the other relevant Transaction Documents and is not under any prohibition or restriction, contractual, statutory or otherwise, against doing so. Each of the Agreement and each Transaction Document to which the Buyer is a party (i) has been duly executed and delivered by the Buyer and (ii) constitutes a legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other Laws affecting the rights of creditors generally and by general principles of equity.
4.3    Consents and Approvals. Except as set forth on Schedule 4.3 (collectively, the “Buyer Required Consents”), no consent, approval or authorization of, or declaration or notice to, or filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement and the Transaction Documents by the Buyer.
4.4    No Violations or Conflicts. Neither the execution and delivery of this Agreement or the Transaction Documents by the Buyer nor the consummation by the Buyer of the transactions contemplated by this Agreement or the Transaction Documents does or will, directly or indirectly (with or without notice or lapse of time or both), (i) violate any provision of the Buyer’s organizational documents, (ii) result in a violation or Breach of, or constitute a default or an event of default under, any Material Contract, Material Permit, instrument or other Material obligation to which the Buyer is a party or by which any of its properties or assets is bound, or (iii) violate any Law or Order to which the Buyer is subject.
4.5    Brokers and Finders. Except as set forth on Schedule 4.5, no broker or finder has acted for such Buyer in connection with this Agreement, the Transaction Documents or the transactions contemplated by this Agreement or the Transaction Documents, and no broker or finder is entitled to any brokerage or finder’s fee or other similar payment from such Buyer with respect to this Agreement, the Transaction Documents or such transactions.
ARTICLE V

PRE-CLOSING COVENANTS
5.1    Access to Information. From the date hereof until the Closing, the Buyer and its counsel, accountants, and other representatives shall have full reasonable access during normal business hours to all properties and facilities of the Seller and to the books, accounts, Records, Contracts, and documents of or relating to the Seller and the Business. During such period, the Seller shall promptly furnish or cause to be furnished to the Buyer and its representatives all data and information concerning the business, finances, properties, facilities, assets and personnel of the Seller and the Business that may reasonably be requested by the Buyer or its representatives, and the Seller shall make available to the Buyer and its representatives the appropriate individuals (including officers, employees, accountants, counsel and other professionals) for discussion of the business, finances, properties, facilities, assets and personnel of the Seller and the Business. Seller shall otherwise cooperate and assist, to the extent reasonably requested by the Buyer, with Buyer’s investigation of the Acquired Assets, Business and a financial condition of the Seller.
5.2    Conduct of Business.
(a)    From the date hereof until the Closing Date, the Seller shall in all material respects conduct the Business only in the Ordinary Course Business and, without limiting the foregoing, to use its commercially reasonable efforts to (i) maintain its limited liability company existence in good standing, (ii) maintain the general character of the Business, (iii) preserve the present business relationships of the Seller with its customers, suppliers, employees, independent contractors and other Persons with which it has business relations, (iv) maintain in effect all of its presently existing insurance coverage (or substantially equivalent insurance coverage) in respect of or relating to the Business, (v) maintain all of its books and records relating to the Business in the Ordinary Course of Business, constant with past practices and (vi) perform all Contracts or other obligations to which it is a party or to which its properties or assets are bound.
(b)    Without limiting the provisions of Section 5.2(a), from the date hereof until the Closing Date, the Seller shall not, directly or indirectly, without the prior written consent of the Buyer, take, or propose to take, any affirmative action, or fail to take any reasonable action within its control, the result of which would be any of the changes or events listed in Section 3.10
5.3    Employee Matters.
(a)    Seller hereby agrees that, Buyer or its Affiliates shall offer employment to the employees of Seller named on Schedule 5.3 (the “Offers of Employment”), effective as of the Closing Date, on such terms, and offered to the number of the Seller employees, such that the Seller is not required to give any notices pursuant to California or Federal Worker Adjustment and Retraining Notification Act (the “WARN Act”). For this purpose, Seller represents to Buyer that it has or will terminate no more than ten (10) employees within the thirty (30) day period prior to the Closing Date, excluding employees: (i) who have been employed for less than six (6) months of the past twelve (12) months, or (ii) who have been terminated for cause. Seller agrees to provide such assistance and cooperation to the Buyer as it may reasonably request in connection with the Buyer’s efforts to hire any of such employees. With respect to any of the Seller’s employees hired by Buyer or any of its Affiliates (“Transferring Employees”), the Seller agrees not to enforce after the Closing any proprietary information or confidentiality agreement which any Transferring Employees have entered into for the benefit of the Seller except as to attorney-client privileged communications between the Seller and its counsel and/or GLI, LLC and its counsel.
(b)    At the Closing, Buyer shall accept the Transferred Seller Employee Plans, which shall be continued for the Transferring Employees, in accordance with the terms thereof.
(c)    The Buyer shall take any and all reasonable actions necessary and appropriate to allow Transferring Employees participating in the Seller 401(k) Plan to roll over their account balances under the Seller 401(k) Plan (including the rollover of participant loans in kind, if permissible under the terms of such Plan) into a 401(k) plan or other qualified retirement plan maintained by the Buyer.
(d)    The Seller will be solely responsible for any notice if required by COBRA in respect of any “M&A qualified beneficiary” (as that term is defined in Treas. Reg. § 1.4980B-9) in respect of the transactions contemplated by this Agreement.
(e)    Pursuant to Treasury Regulations Section 1.409-1(h)(4), the Seller and the Buyer agree that each Transferring Employee shall be treated as having a “separation from service” with the Seller at the Closing Date for purposes of Section 409A of the Code and Treasury Regulations Section 1.409A-1(h).
(f)    Without limiting the generality of Section 5.3, the provisions of this Section 5.3 are solely for the benefit of the parties to this Agreement, and no Transferring Employee or former employee or any other Person shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Seller Employee Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Seller or Buyer; (ii) alter or limit the ability of Seller or Buyer to amend, modify or terminate any employment agreement or any benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any Seller Employee or former employee, or any current or former manager, officer, director, independent contractor or consultant any right to employment or continued employment or continued service with Buyer, or constitute or create an employment agreement with any such Person..
(g)    On or prior to the Closing Date, Seller shall pay all Transferring Employees, all accrued but unpaid Paid Time Off (“PTO) owed to the Transferring Employees.

(h)    Buyer agrees to assume and the Seller agrees to assign to Buyer, the Seller Employee Plans set forth on Schedule 5.3 (g) (the “Transferred Seller Employee Plans”).

5.4    Required Consents and Approvals. As promptly as practicable after the date of this Agreement, the Seller shall make all filings with governmental authorities required to consummate the transactions contemplated hereby, and will cooperate with the Buyer with respect to all filings that the Buyer elects to make or that are required to consummate the transactions contemplated hereby. Between the date of this Agreement and the Closing Date, the Seller and the Buyer shall, use commercially reasonable efforts to obtain the Seller Required Consents identified in Section 3.5of the Disclosure Schedule and the Buyer Required Consents identified in Schedule 4.3, as applicable, and any other authorization, consent, approval or waiver of any other Person whose authorization, consent, approval or waiver shall be required for the consummation of the transactions contemplated by this Agreement and the Transaction Documents or for the conduct of the Business by the Buyers immediately after giving effect to the Closing. The Seller, on the one hand, and the Buyer, on the other hand, shall cooperate, to the extent reasonably requested by the other, in connection with the foregoing.
5.5    Notification of Certain Matters. Between the date of this Agreement and the Closing Date, the Seller shall promptly notify the Buyer in writing if the Seller become aware of any Breach at any time of any of the Seller’ representations, warranties or covenants contained herein. Should any such Breach require any change to the Schedules being delivered concurrently with the execution of this Agreement, the Seller shall promptly deliver to the Buyer a supplement to the Schedules specifying such change; provided, however, that such delivery shall not modify the Representations and Warranties made herein or the Schedules attached hereto or affect any rights of the Buyer set forth herein. Without limiting the foregoing, between the date hereof and the Closing Date, the Seller shall promptly notify the Buyer of any known change that may have a Material Adverse Change on the business, operations, results, properties, assets, liabilities, prospects or condition (financial or otherwise) of the Business, or of the institution of or, if Known by the Seller, the threat of institution of Proceedings against the Seller or the Seller related to the Business, or the occurrence or existence of unasserted Proceedings Known to the Seller that are probable of assertion.
5.6    No Transfers by Seller. From and after the date hereof and until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Seller shall not, and shall cause the Seller not to, assign, transfer, mortgage, pledge or otherwise dispose of or grant or suffer to exist any Lien or Permitted Lien on any or all of the Acquired Assets of the Seller (or any interest therein).
5.7    No Negotiation. Until such time, if any, that this Agreement is terminated in accordance with its terms, the Seller shall not, and shall cause its respective representatives not to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any Person (other than the Buyer) relating to any business combination transaction of the Seller or its Affiliates, including the sale of any of any membership interest in Seller, any merger or consolidation, or the sale of the Business or of the assets or membership interest of the Seller. In the event that the Seller, its Affiliates, or a representative of any of them receives any such unsolicited inquiry or proposal, or obtains information that such is likely to be made, the Seller shall provide the Buyer with prompt notice thereof.
5.8    Confidentiality (through Closing Date). Except as otherwise required in the performance of obligations under this Agreement or as otherwise required by Law, any non-public information received by a party or its advisors from another party shall be kept confidential and shall not be used or disclosed for any purpose other than in furtherance of the transactions contemplated by this Agreement.
5.9    Public Announcements. Neither Buyer nor Seller may make any public statement regarding the transactions contemplated by this Agreement or, in the case of the Buyer, regarding the ownership of the Seller, without the prior written consent of the other, which may not be unreasonably withheld, conditioned or delayed; provided, however, that a party may make any such public statement without such consent, if that party

(i) believes, based upon advice of counsel, that it is required by law to make that public statement, and (ii) provides the other party with prior written notice of that public statement.
5.10    Interim Financial Statements. Until the Closing Date, Seller shall deliver to Buyer within twenty-six (26) days after the end of each month a copy of the balance sheet and statements of income, cash flow and stockholders’ equity for such month prepared in a manner containing information consistent with Seller’s current practices.
5.11    Payment of Liabilities. The Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its liabilities and obligations. The Buyer and the Seller hereby waive compliance with the bulk transfer provisions of the Uniform Commercial Code (or any similar law in connection with and as may be applicable with transaction contemplated by this Agreement.
5.12    Tax Matters.
(a)    Transfer Taxes. The Buyer shall (i) be responsible for one-half of any sales tax, and any and all other use, stamp, documentary, filing, recording, transfer, real estate transfer, gross receipts, registration, duty or similar fees or Taxes (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Governmental Authority in connection with the purchase and sale of the Acquired Assets contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Laws and (ii) timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes, an provide copies of such returns to the Seller for its review prior to filing with the respective Governmental Authority. Buyer, on the one hand, and Seller, on the other hand, further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority as may be available to mitigate, reduce or eliminate any Transfer Taxes that could be imposed with respect to the purchase and sale of the Acquired Assets contemplated hereby; provided, however, that such certificate or other document does not increase the Taxes of Buyer, on the one hand, or Seller, on the other hand.
(b)    Pro-rations; Tax Returns. All real property taxes, personal property taxes, ad valorem obligations and similar recurring Taxes and fees levied on the Acquired Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Buyer, on the one hand, and Seller, on the other hand, as of the Closing Date based on the number of days in such period. Seller shall be responsible for all such Taxes and fees on the Acquired Assets accruing during any period up to the Closing Date, and Buyer shall be responsible for all such Taxes and fees on the Acquired Assets accruing during any period on or after the Closing Date. With respect to Taxes described in this Section 5.11(b), Seller shall timely prepare and timely file all Tax Returns due before the Closing Date with respect to such Taxes and Buyer shall timely prepare and timely file all Tax Returns due on or after the Closing Date with respect to such Taxes. Seller shall provide a draft of such Tax Return to Buyer not more than fifteen (15) calendar days prior to the date on which such Tax Return is required to be filed, for Seller’s review and consent (which consent shall not be unreasonably withheld or delayed). All such Tax Returns shall be true, correct and complete in all material respects and in accordance with applicable Laws. If one party remits to the appropriate Governmental Authority payment for Taxes, which are subject to pro-ration under this Section 5.11(b) and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.
(c)    Amendments; Actions Outside the Ordinary Course. After the Closing Date, neither Seller nor any affiliate shall not amend, materially modify or otherwise change any Tax Returns for any Tax periods prior to the Closing Date to the extent materially adverse to Buyer without the express prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), except to the extent required by applicable Law.
(d)    Cooperation on Tax Matters. Following the Closing, Buyer, on the one hand, and Seller, on the other hand, shall furnish or cause to be furnished to each other, as promptly as practicable, such information, documents and assistance relating to the Business, the Acquired Assets, the Assumed Obligations and the Retained Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, investigation, protest or other proceeding, for the prosecution or defense of any suit or other proceeding relating to Tax matters. The parties will provide timely notice to each other in writing of any pending or threatened Tax assessment, investigation, protest or other proceeding relating to Taxes in respect of the Business, the Acquired Assets, the Assumed Obligations and the Retained Liabilities for taxable periods for which the other party may have a Liability under this Section 5.11. The parties will cooperate reasonably in connection with any such Tax audit, investigation, protest or other proceeding.
ARTICLE VI

POST-CLOSING COVENANTS
6.1    Proprietary Information, Confidential Records, Intellectual Property Rights.
(a)    Proprietary Information. The Seller covenants that it shall not at any time after the Closing Date, directly or indirectly, use for its own purpose or for the benefit of any Person other than the Buyer at the Buyer’s request, or disclose, any proprietary information to any Person, unless such use or disclosure has been authorized in writing by the Buyer. For purposes of this Agreement, the term “proprietary information” shall include all Intellectual Property as well as all information that has or could have commercial value or other utility in the business in which the Seller is currently engaged or is contemplating engaging, and all information the unauthorized disclosure of which could be detrimental to the interests of the Seller, whether or not specifically labeled as confidential or proprietary by the Seller. By way of example, “proprietary information” includes, without limitation, the following: (i) the name and address of any customer, vendor or Affiliate of the Seller and any information concerning the transactions or relations of any customer, vendor or Affiliate of the Seller with such Seller or any of its members, managers, officers, employees, agents, consultants, representatives and/or personnel; (ii) any information concerning any product, technology or procedure employed by the Seller but not generally known to its customers, vendors or competitors, or under development by or being tested by such Seller but not at the time offered generally to its customers or vendors; (iii) any information relating to computer software or systems used by the Seller other than off-the-shelf software and systems furnished by third party vendors; (iv) any business plans, budgets, advertising or marketing plans, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, or borrowing arrangements; (v) any other information which is generally regarded as confidential or proprietary (including, without limitation, records of sales and profits); (vi) salary, staffing and employment information; (vii) information contained in any of the Seller’s written or oral policies and procedures or manuals; and (viii) all materials relating to any of the foregoing, whether in a handwritten, printed, graphic, video, audio, electronic or other medium. Information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “proprietary information” shall not include information generally available to and known by the public (other than by reason of a Breach of Seller or other Persons who were under confidentiality obligations as to such information).
(b)    Confidentiality and Surrender of Records. The Seller shall not at any time directly or indirectly publish, make known or in any fashion disclose any material confidential records to, or permit any inspection or copying of confidential records by, any Person, except for the Seller’ independent attorneys, accountants, auditors and financial advisors on a need to know basis, provided that such third parties agree to be bound by the provisions of this Section 6.1(b). For purposes hereof, “confidential records” means the following items that relate to or are connected with the Business: all correspondence, memoranda, files, manuals, books, lists, financial records, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in the possession of or accessible to the Seller or the Seller or under any of their control which contain any proprietary information. All confidential records shall be and remain the sole property of the Buyer or the applicable Seller from and after the Closing Date.
(c)    Certain Permitted Disclosures and Uses. Section 6.1(b)) shall not prevent any disclosure required by Law or Order of a court or Governmental Authority provided that the relevant Party shall, prior to any such disclosure, give the Buyer and the Seller prompt notice of any such requirement, shall cooperate with the Buyer and the Seller in obtaining a protective order or other means of protecting the confidentiality of the Seller’s proprietary information and confidential records, and shall disclose only that information that is legally required to be disclosed.
6.2    Use of Business Name. Neither the Seller nor any Affiliate or member of the Seller shall, at any time following the Closing, continue to use or conduct any business using the name "Goldline" or any variation thereof, except as required for the orderly dissolution of the Seller, or to identify it was formerly known as “Goldline” in connection with any Retained Liabilities.
6.3    Payment of Retained Liabilities. Seller shall pay, or make adequate provision for the payment, when due, in full of all of the Retained Liabilities and other Liabilities of Seller under this Agreement. The Seller acknowledges that if any such Liabilities are not so paid or provided for, such failure may impair Buyer’s use and enjoyment of the Acquired Assets or conduct the Business previously conducted by the Seller with the Acquired Assets.
6.4    Restriction Seller Dissolution. Seller shall not dissolve until the later of (a) 30 days after completion of all adjustment procedures contemplated by Section 2.6, (b) Seller’s payment or adequate provision for the payment, of all of its obligations pursuant to Section 6.3, or (c) the elapse of two years after the Closing Date.
6.5    Change of Name. On the Closing Date, the Seller shall (a) amend its Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to the Seller’s present name, in the Buyer’s reasonable judgment, to avoid confusion; and (b) thereafter take all reasonable actions requested by the Buyer to enable the Buyer to change its name to the Seller’s present name.
6.6    Further Assurances. At and from time to time following the Closing, the Buyer, on the one hand, and the Seller, on the other hand, agree to cooperate with the other and to execute, deliver, file and record any and all agreements, instruments, certificates or other documents, and take such other actions, as may be reasonably necessary or desirable to evidence, consummate or implement expeditiously the transactions contemplated by this Agreement and to carry into effect the intent and purposes of this Agreement. Without limiting any other right or remedy of the Buyer, at and from time to time following the Closing, the Seller shall, and shall cause their respective Affiliates to, in the case of Contracts or arrangements which cannot be transferred or assigned effectively to, or continued effectively by, the Seller without the consents of other Persons which consents have not been obtained prior to the Closing, cooperate with the Buyer at its request in endeavoring to obtain such consents promptly, and if any such consent is not obtained, use their commercially reasonable efforts to secure to the Buyer the benefits thereof in some other manner reasonably acceptable to the Buyer.
6.7    Removal of Seller’s Name. Within thirty (30) calendar days after the Closing Date, the Buyer shall take reasonable steps within its control to (1) remove the Seller and its directors’ names from all accounts with any third party assumed by the Buyer including, but not limited to, all bank and brokerage accounts; (2) assist the Seller in removing the Seller and its directors’ names from all government registrations and licenses including, but not limited to, all telemarketing registrations, telemarketing licenses, authorizations to conduct business, tax registrations and licenses, and foreign company registrations; and (3) remove the Seller and its directors’ names from all marketing materials. The Buyer shall furnish Seller with statement that it has complied with this Section 6.8 no later than forty-five (45) calendar days after the Closing Date.
6.8    Survival. The provisions of this Article VI shall survive the Closing until fully performed or if a period is specified, for such period.

ARTICLE VII

CONDITIONS TO CLOSING
7.1    Conditions to the Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Seller set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement (except to the extent a representation or warranty is already materially qualified or is expressly limited by its terms to another date) and shall be deemed repeated as of the Closing Date and shall then be true and correct in all material respects (except to the extent a representation or warranty is expressly limited by its terms to another date), without giving effect to any supplement to the Schedules delivered after the date hereof.
(b)    Agreements and Covenants. The Seller shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.
(c)    No Material Adverse Change. There shall not have been any Material Adverse Change.
(d)    Compliance with Law. There shall be no Order by any Governmental Authority or threat thereof, or any Law enacted, entered, enforced or deemed applicable which would prohibit or render illegal the transactions contemplated by this Agreement or the Transaction Documents.
(e)    Consents and Approvals. The Seller shall have obtained the Required Consents, without the imposition of any burdensome conditions on the Buyer or the Business.
(f)    No Legal Action. No suit, action, investigation, inquiry or administrative or other proceeding by any governmental body or other person or entity shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and there shall be no pending or threatened litigation, or asserted claims or assessments which could reasonably be expected to cause Material Adverse Change on the Business
(g)    Financing Statement Terminations. Seller shall have caused all UCC-1 Finance Statements filed with the Delaware Secretary of State or in the County of Los Angeles, California, affecting the Acquired Assets to be terminated.
(h)    Transaction Documents. Each of the Transaction Documents shall have been duly executed by and delivered to all parties thereto, other than the Buyer.
(j)     Crumbaker Employment Agreement. The Crumbaker Employment Agreement shall have been duly executed and delivered by the parties thereto.

(a)    Telemarketing Registration. Buyer shall have completed its required registration as a telemarketer in the states set forth on Schedule 7.1 (k).
(b)    Additional Documents. The Seller shall have delivered to the Buyer each additional document as the Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of the Seller’ representations and warranties, (ii) evidencing the performance by the Seller of, or the compliance by the Seller with, any covenant or agreement required to be performed or complied with by the Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 7.1, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement and the Transaction Documents.
(c)    Employees. The Buyer shall have made the Offers of Employment at the same rate of pay, seniority and substantially the same benefits, that such employees receive from Seller.
(d)    Due Diligence. The Buyer shall have completed its due diligence investigation of the Seller to the satisfaction of the Buyer and its counsel.
7.2    Conditions to the Obligations of Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement (except to the extent a representation or warranty is expressly limited by its terms to another date) and shall be deemed repeated as of the Closing Date and shall then be true and correct in all material aspects (except to the extent a representation or warranty is expressly limited by its terms to another date).
(b)    Agreements and Covenants. The Buyer shall have performed or complied in all respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)    Compliance with Law. There shall be no Order by any Governmental Authority or threat thereof, or any Law enacted, entered, enforced or deemed applicable which would prohibit or render illegal the transactions contemplated by this Agreement or the Transaction Documents.
(d)    Consents and Approvals. The Buyer shall have obtained the Buyer Required Consents.
(e)    No Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Authority and remain in effect, nor shall any Proceeding seeking any of the foregoing be pending.
(f)    Transaction Documents. Each of the Transaction Documents shall have been duly executed by and delivered to all parties thereto, other than the Seller.
(g)    Additional Documents. The Buyer shall have delivered to the Seller each additional document as the Seller may reasonably request for the purpose of (i) evidencing the accuracy of any of the Buyer’s representations and warranties, (ii) evidencing the performance by the Buyer of, or the compliance by the Buyer with, any covenant or agreement required to be performed or complied with by the Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 7.2, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement and the Transaction Documents.
ARTICLE VIII

CLOSING
8.1    Closing. The consummation of the transactions contemplated pursuant to this Agreement (the “Closing”) shall occur on August 28, 2017, subject to the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2, or at such other time as may be agreed to by the Buyer and the Seller. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”
8.2    Deliveries at Closing.
(a)    At the Closing, the Seller will deliver or caused to be delivered to the Buyer:
(i)    all the Transaction Documents to which the Seller is a party, duly executed by the Seller;
(ii)    possession or control of all of the Acquired Assets, including, without limitation the Tangible Personal Property and Inventories;
(iii)    A certificate signed by the Managing Member of the Seller, and dated as of the Closing date, certifying: (A) as true, correct and complete, a copy of the Seller’s Certificate of Formation as filed with the Delaware Secretary of State, attached thereto; (B) as true, correct and complete, a copy of Seller’s Limited Liability Company Agreement, attached thereto; (C) as true, correct and complete, a copy of resolutions duly adopted by the members of the Seller approving and authorizing Seller’s execution and delivery of this Agreement and the Transaction Documents to be executed and delivered by Seller and the performance by Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions hereby and thereby, attached thereto, (D) that the Representations and Warranties of the Seller hereunder are true, correct and complete in all material respect, and (E) to the incumbency of each officer of Seller that has executed this Agreement or any of the Transaction Documents to which the Seller is a party, on behalf of or in the name of the Seller; and
(iv)    Such other documents and instruments, including but not limited to additional documents of transfer or assignment with respect to the Acquired Assets, as Buyer or its counsel may reasonably request in furtherance of the consummation of the transactions contemplated by this Agreement.
(b)    At the Closing, the Buyer will deliver or cause to be delivered to Seller:
(i)     the Closing Payment to the Payment Account;
(ii)     a certificate signed by the Managing Member of Buyer, and dated as of the Closing Date, certifying: (A) as true, correct and complete, a copy of resolutions duly adopted by the members of the Buyer approving and authorizing Buyer’s execution and delivery of this Agreement and the Transaction Documents to be executed and delivered by Buyer and the performance by Buyer of its obligations hereunder and thereunder and the consummation by the Buyer of the transactions hereby and thereby, attached thereto, (B) that the Representations and Warranties of the Buyer hereunder are true, correct and complete in all material respects, and (C) to the incumbency of each officer of Buyer that has executed this Agreement or any of the Transaction Documents to which the Buyer is a party, on behalf of or in the name of the Buyer, and
(iii)     such other documents and instruments as Seller or Seller’s counsel may reasonably request in furtherance of the consummation of the transaction contemplated by this Agreement.
(c)    On the Closing Date, the Buyer will deliver or cause to be delivered the Escrowed Amount to the Escrow Account.
ARTICLE IX

TERMINATION
9.1    Events of Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of the Buyer and the Seller;
(b)    by Seller if the Closing does not occur on or before the Closing Date (as may be extended by mutual agreement of the parties) due to no fault of the Seller, by delivering written notice of such termination to Buyer, in which event the terms and conditions of Section 9.2 shall apply.
(c)    by Buyer if the Closing does not occur on or before the Closing Date (as may be extended by mutual agreement of the parties) due to no fault of the Buyer, by delivering written notice of such termination to Seller.
(d)    by the Buyer or Seller, if any Governmental Authority shall have issued an Order or taken any other action restraining, enjoining or otherwise preventing the consummation of, or imposing conditions upon, the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable;
(e)    by the Buyer or Seller (provided that the terminating party is not then in Breach in any material respect of any representation, warranty, covenant or other agreement contained herein), if there shall have been a Breach in any material respect of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Buyer, if the Seller is the terminating party, or on the part of the Seller, if the Buyer is the terminating party, such that the conditions in Article VII would not be satisfied, which Breach is not cured within thirty (30) days following the delivery of a written notice of termination under this clause by the other party, or which Breach, by its nature or timing, cannot be cured prior to the Closing;
(f)    by the Buyer or Seller, if a Bankruptcy Event shall occur with respect to the Seller, if the Buyer is the terminating party, or with respect to the Buyer, if the Seller is the terminating party. A “Bankruptcy Event” shall occur if a party makes a general assignment for the benefit of creditors, or any Proceeding shall be instituted against such party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization and any such Proceeding is not dismissed within ninety (90) days, provided that the Buyer or the Seller, as applicable, shall not be required to consummate the transactions contemplated by this Agreement until such Proceeding has been dismissed.
9.2    Liquidated Damages. IN THE EVENT THE CLOSING DOES NOT OCCUR AS PROVIDED AND SELLER TERMINATES THIS AGREEMENT PURSUANT TO SECTION 9.1(b) ABOVE, BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH THE SELLER MAY SUFFER. THEREFORE, BUYER AND SELLER HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL DAMAGES THAT SELLER WOULD SUFFER IN THE EVENT THE BUYER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE ACQUIRED ASSETS IS AND SHALL BE, AS SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), AN AMOUNT EQUAL TO THE DEPOSIT, SUCH AMOUNT SHALL BE THE FULL AGREED AND LIQUIDATED DAMAGES FOR THE FAILURE OF BUYER TO CONSUMMATE THE TRANSACTION CONTEMPLATED HEREBY. ALL OTHER CLAIMS FOR DAMAGES OR OTHER REMEDIES IN CONNECTION WITH BUYER’S DEFAULT ARE HEREBY EXPRESSLY WAIVED BY SELLER. THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. UPON SUCH BUYER DEFAULT, THIS AGREEMENT SHALL TERMINATE AND THE PARTIES SHALL BE RELIEVED OF ALL FURTHER OBLIGATIONS AND LIABILITIES HEREUNDER, EXCEPT AS EXPRESSLY SET FORTH HEREIN. SELLER WAIVES CALIFORNIA CIVIL CODE SECTION 3389.
____________Seller’s Initials        ____________Buyer’s Initials

9.3    Effects of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of any party hereto except that (i) the provisions of Section 5.7 (“Confidentiality (through Closing Date)”) shall survive as set forth therein, (ii) the provisions of Article XII (“General Provisions”) shall survive indefinitely and (iii) except as set forth in Section 9.2 above, nothing herein shall relieve any party from liability for any Breach of this Agreement prior to such termination
ARTICLE X

SURVIVAL; INDEMNIFICATION
10.1    Survival.
(a)    All representations, warranties, covenants, and obligations in this Agreement, the Schedules and any other certificate or document delivered pursuant to this Agreement will survive the Closing and the consummation of the transactions contemplated hereby, subject to the limitations set forth in Section 10.1(b) below. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted by Buyer with respect thereto.
(b)    Each of the representations and warranties made by the Parties in this Agreement shall survive following the Closing Date for twenty-four (24) months, notwithstanding any investigation at any time made by or on behalf of any Party; provided, however, that the representations and warranties made by the Seller in Sections 3.1 (Organization),3.24 (Taxes), and3.3 (Capacity) shall survive the Closing Date and remain in full force and effect until ninety (90) days after the termination of all liabilities arising from the subject matter thereof pursuant to all applicable statutes of limitations (including any extensions thereof) with respect to the particular matter that is the subject matter thereof. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under Section 10.2 or 10.3 or Article XI shall survive the time at which it would otherwise terminate pursuant to this Section 10.1(b) if notice of the Breach thereof shall have been given to the party against whom such indemnity may be sought prior to 6:00 p.m. Pacific Time the expiration of the applicable survival period. The covenants and agreements under this Agreement shall survive the Closing until fully performed or if a period is specified, for such period.
10.2    Indemnification by the Seller. The Seller shall indemnify and defend the Buyer and its Affiliates and their respective stockholders, directors, officers, partners, members, managers, employees, consultants, agents, representatives and personnel, in their capacities as such, and the successors, heirs, personal representatives and Affiliates of any of them (collectively, the “Buyer Indemnified Parties”) against and hold them harmless from any and all damages, claims, losses, liabilities, costs and expenses (including reasonable expenses of investigation and attorneys’ fees and expenses) (collectively, “Losses”) incurred or suffered by any Buyer Indemnified Party arising out of or relating to (i) a Breach by the Seller of any representation or warranty made by the Seller in this Agreement or in any Transaction Document, or in any Schedule or certificate delivered pursuant hereto or thereto, (ii) a failure by the Seller to perform or comply with any covenant or agreement on the part of the Seller contained herein or in any Transaction Document, or (iii) the operation of the Business prior to the Closing Date. For the avoidance of doubt, any Loss incurred by Buyer in providing additional metal to customers under Seller’s Price Shield Program for sales occurring prior to the Effective Time shall be limited to any shortfall in the proceeds received by Buyer from any Hedging Option exercised by Buyer in accordance with the Transition Services Agreement and Buyer’s actual cost for providing the additional metals.
10.3    Indemnification by the Buyer. The Buyer shall indemnify the Seller against and hold them harmless from any and all Losses incurred or suffered by the Seller arising out of or relating to (i) a Breach by the Buyer of any representation or warranty made by the Buyer in this Agreement or in any Transaction Document, or in any Schedule or certificate delivered pursuant hereto or thereto, (ii) a failure by the Buyer to perform or comply with any covenant or agreement on the part of the Buyer contained herein or in any Transaction Document, (iii) the operation of the Business from and after the Closing Date, to the extent such Loss is not indemnifiable by the Seller pursuant to Section 10.2, or (iv) any Taxes of the Seller for any Post-Closing Period to the extent that such Taxes are not a liability of the Seller pursuant to Section 10.2.
10.4    Indemnification; Notice and Settlements.
(a)    Whenever any third Person claim shall arise or be asserted for which indemnification may be sought hereunder (a “Claim”), the party entitled to indemnification (the “Indemnitee”) shall promptly give written notice to the party obligated to provide indemnity (the “Indemnitor”) of the nature of the Claim, after the receipt by the Indemnitee of reliable information as to the facts constituting the basis for the Claim and the amount of the Claim, and shall provide the Indemnitor with copies of all information provided to the Indemnitee by the third Person making the Claim with respect thereto.
(b)    Upon delivery of notice from the Indemnitee of a Claim, the Indemnitor shall have the right to assume the defense of any such Claim at its expense, provided that (x) in the reasonable judgment of the Indemnitee, the Indemnitor has adequate resources to undertake such defense and satisfy any indemnifiable Losses arising from such Claim and (y) the selection of counsel is approved by the Indemnitee, which approval shall not be unreasonably withheld. If the Indemnitee so determines that the Indemnitor does not have adequate resources, or the Indemnitor shall elect not to assume the defense of any such Claim, or fails to make such an election within twenty (20) days after it receives notice pursuant to Section 10.4(a), or the named parties in any Claim (included impleaded parties) include the Indemnitor and the Indemnitee, and representation of the Indemnitor and the Indemnitee by the same counsel would create a conflict (in which case the Indemnitor shall not be permitted to assume the defense of such Claim), the Indemnitee shall have the right to defend such Claim at the expense of the Indemnitor. The Indemnitee shall have the right to participate in (but not control) the defense of a Claim defended by the Indemnitor hereunder and to retain its own counsel in connection with such Claim, but the fees and expenses of such counsel shall be at the Indemnitee’s expense unless the Indemnitor and the Indemnitee have mutually agreed in writing to the retention of such counsel. Unless otherwise agreed by the Indemnitor, if the Indemnitor is obligated to pay the fees and expenses of counsel to the Indemnitee, the Indemnitor shall be obligated to pay only the fees and expenses associated with one attorney or law firm (plus local counsel as required), as applicable, for all Indemnitees in any action or series of actions arising out of substantially the same set of facts and circumstances.
(c)    The Indemnitor shall have the right to elect to settle any Claim in respect of which indemnity may be sought hereunder for which it has duly assumed the defense without the Indemnitee’s written consent only if the settlement involves only the payment of money damages by the Indemnitor and includes a complete release of the Indemnitee. Any other settlement will be subject to the written consent of the Indemnitee, which consent shall not be unreasonably withheld. The Indemnitee shall have the right to elect to settle any Claim in respect of which indemnity may be sought hereunder, for which it has duly assumed the defense, with the Indemnitor’s written consent, which consent shall not be unreasonably withheld.
(d)    With respect to any obligations of the Indemnitor and Indemnitee which arise pursuant to the provisions of this Article X, the Indemnitor and Indemnitee agree to cooperate with each other as reasonably requested by the other.
10.5     Limitations. Notwithstanding the provisions set forth in this Article X, the Seller shall not be liable to the Buyer, and the Buyer shall not be liable to the Seller, for any Loss under Section 10.2(i) or Section 10.4(i), respectively, unless and until the total of all Losses sustained or incurred by the Buyer) or the Seller as the case may be shall equal or exceed $100,000; provided, however, that once this threshold is met, all such Losses in excess of $100,000 are recoverable up to an amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000). Any amount of Indemnifiable damages payable hereunder will be reduced (including retroactively) by any insurance proceeds actually recovered by or on behalf of the Indemnitee, net of all direct collection expenses, in reduction of the related Indemnifiable Damages and any Tax benefit attributable to such Indemnifiable Damages; provided, further, each Indemnitee shall use commercially reasonable efforts to pursue recovery available regarding any Tax benefit. If an Indemnitee will have received, or if an Indemnitor will have paid, any amount as a result of a claim for Indemnifiable damages hereunder (an “Indemnification Payment”), and an Indemnitee will subsequently receive, directly or indirectly, insurance proceeds in respect of such Indemnifiable damages, then such Indemnitee will promptly pay to the Indemnitor the net amount of such insurance proceeds, or, if less, the amount of the Indemnification Payment. The parties hereto agree that the foregoing will not affect the subrogation rights of any insurance companies making payments hereunder.
The limitations set forth in this Section 10.5 shall not apply with respect to: (i) fraud or intentional misrepresentation by the Seller or the Buyer; or (ii) any Breach by the Seller or the Buyer, as applicable, of the representations and warranties and covenants set forth in Sections 3.1 (Organization and Qualification), 3.3 (Capacity), 3.22 (Brokers and Finders), 3.24 (Taxes), 4.1 (Organization and Qualification), or 4.2 (Capacity).
10.1    Sole and Exclusive Remedy The indemnification obligations of the Seller and the Buyer under this Article X shall constitute the sole and exclusive remedies of Buyer and Seller, respectively, for the recovery of money damages with respect to the matters described in Sections 10.2 and 10.3, respectively. The terms of this Section 10.6 shall not be construed as limiting in any way whatsoever any remedy other than for the recovery of money damages to which the Buyer and the Seller may be entitled.
10.2    Treatment of Indemnity Payments. The Buyer and the Seller agree to treat, to the extent permitted by applicable Laws, any Indemnification Payment made pursuant to this Article X as an adjustment to the Purchase Price for all purposes, including with respect to income Taxes.

ARTICLE XI
GENERAL PROVISIONS
11.1    Confidentiality. The Buyer and the Seller agree that they shall hold in confidence and shall not disclose to any Person, whether by public announcement or otherwise, any information with respect to this Agreement or any Transaction Document or the transactions contemplated hereby and thereby, including with respect to the price and terms thereof, without the consent of the other party. Notwithstanding the foregoing, (i) nothing in this Agreement shall preclude the Buyer or the Seller from making any public announcement or filing required pursuant to any securities Laws or United States or non-United States stock exchange rules or any State or local Law, provided that prior to such announcement, the filing party shall, to the extent practicable, give the other party a reasonable opportunity to review and comment on such public announcement, and (ii) upon consummation of the transactions contemplated by this Agreement, the Buyer or its Affiliates may make public announcements thereof consistent with usual and customary practice.
11.2    Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), or (b) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses or fax numbers set forth below (or to such other address, attention or fax number as a party may designate by notice to the other parties given in accordance with this Section 12.2):
(a)    If to the Buyer:
c/o A-Mark Precious Metals, Inc.
2121 Rosecrans Boulevard, Suite 6300
El Segundo, California 90245
Telecopier No.: 310-319-0279
Telephone No.: 310-319-0200
Attention: Gregory N. Roberts, CEO
With a copy to:
Frye & Hsieh, LLP
24955 Pacific Coast Highway, Suite A201
Malibu, California 90265
Telecopier No.: (310) 456-0808
Telephone No.: (310) 456-0800
Attention: Douglas J. Frye, Esq.
(b)    If to the Seller:
prior to Closing Date:
Goldline, LLC
11835 W. Olympic Boulevard, Suite 500
Los Angeles, California 90064
Telecopier No.:
Telephone No.:
Attention:
on or after the Closing Date:

GL Liquidating LLC
c/o Kallman Thompson Logan, LLP
125 So. Barrington Place
Los Angeles, CA, 90049
Attn: Stan Shimohara

With a copy to:
Grant Marylander, Esq.
The Marylander Firm LLC
6666 Gunpark Drive, Suite 201
Boulder, Colorado 80301
Telephone No.: (303) 623-3600

11.3    Governing Law. This Agreement will be governed by the Laws of the State of California without regard to principles of conflict of laws.
11.4    Jurisdiction and Venue; WAIVER OF JURY TRIAL.
(a)    In the event of any controversy or claim arising out of or relating to this Agreement or the Breach or alleged Breach hereof, each of the parties hereto irrevocably (a) submits to the non-exclusive jurisdiction of the state courts of the State of California, County of Los Angeles, or the federal district court in and for the Central District of California located in Los Angeles, (b) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court, and (c) waives any claim that such action or proceeding has been brought in an inconvenient forum.
(b)    THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
11.5    Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any Breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise or waiver of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available to the parties, whether by contract, at Law, in equity or otherwise.
11.6    Entire Agreement; Modification. This Agreement, together with the Transaction Documents, supersede all prior agreements, whether written or oral, between the parties (including, without limitation, the Confidentiality Agreement dated February 17, 2017 and the Letter of Intent dated May 12, 2017) with respect to the subject matter hereof and thereof, and constitute the entire agreement among the parties with respect to the subject matter hereof and thereof. This Agreement may not be amended, except by a written agreement executed by each party hereto. At any time prior to the Closing, any of the parties hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto or (ii) waive any condition set forth herein, but any such extension or waiver shall be limited only to the specific matters and with the effect set forth therein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.
11.7    Assignments; Successors; No Third Party Rights. Neither the Buyer, on the one hand, or the Seller, on the other hand, may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other party, except that the Buyer may assign this Agreement to any Affiliate of the Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors, heirs, personal representatives, executors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and the Persons contemplated by Article X any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.
11.8    Severability. If any provision of this Agreement or the application of any such provision to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to any party or circumstance other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by Law. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, or to delete specific words or phrases, and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
11.9    Headings; Construction. The headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) “it” or “its” or words denoting any gender include all genders, (iii) the word “including” shall mean “including without limitation,” whether or not expressed, and (iv) any reference herein to a Section, Article, Schedule or Exhibit refers to a Section or Article of, or a Schedule or Exhibit to, this Agreement, unless otherwise stated. Each party acknowledges that it has been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party because such party or its representatives drafted such provision.
11.10    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same original instrument.
11.11    Fees and Expenses. Except as otherwise expressly set forth herein or, with respect to a Transaction Document, in such Transaction Document, all fees, costs and expenses incurred in connection with the negotiation, execution and delivery of this Agreement, the Transaction Documents and the performance of the transactions contemplated hereby and thereby shall be paid by the party incurring such fees, costs or expenses. Notwithstanding the foregoing, the prevailing party in any proceeding brought against the other party to enforce the terms of this Agreement or any rights or obligations hereunder shall be entitled to receive reimbursement of its reasonable costs, expenses and attorneys’ fees (internal and external) and disbursements, including the reasonable costs and expenses of experts and internal resources expended, actually incurred in connection with such proceeding.
11.12    Mandatory Mediation. The parties agree that all disputes, controversies and claims arising out of or relating in any way to this Agreement shall first be submitted to JAMS Los Angeles for mandatory mediation. Any party may commence mediation by providing to JAMS and the other parties a written request for mediation, setting forth the subject of the dispute and the relief sought. The parties agree that they will participate in the mediation in good faith and that they will share equally between the Seller and the Buyer. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

The Buyer:
GOLDLINE ACQUISITION CORP.
a Delaware corporation

By:
Name:
Title:

The Seller:

GOLDLINE, LLC.
a Delaware limited liability company

By:___________________________
Name:
Title:

SCHEDULES AND EXHIBITS
Schedule            Title
Schedule 2.1(e)    Assumed Contracts
Schedule 2.1(h)    Telephone Numbers
Schedule 2.2(h)    Deposits
Schedule 2.2(j)    Customer Escheat Accounts
Schedule 2.3(b)    Purchase Price Allocation
Disclosure Schedule
Schedule 4.3        Buyer Required Consents
Schedule 4.5        Brokers and Finders (Buyer)
Schedule 5.3        Offers of Employment
Schedule 5.3(g)     Transferred Seller Employee Plans
Schedule 7.1(k)     Telemarketing Registration

EXHIBITS

Exhibit A        Net Tangible Assets
Exhibit 2.8(a)        Assignment and Assumption Agreement
Exhibit 2.8(c)        Transition Services Agreement
Exhibit 2.8(d)        Escrow Agreement
Exhibit 2.8(e)        Non-Competition Agreement

Schedule 2.1(e)

Assumed Contracts

Schedule 2.2(h)

Deposits
(To Follow)

Schedule 2.2(j)

Customer Escheat Accounts
(To Follow)

Schedule 2.3(b)

Purchase Price Allocation
(To Follow)

Schedule 4.3

Buyer Required Consents

Schedule 4.5

Brokers and Finders (Buyer)

Schedule 5.3

Offers of Employment

Schedule 5.3(g)

Transferred Seller Employee Plans

Schedule 7.1(k)

Telemarketing Registration

EXHIBIT A

Tangible Net Assets

EXHIBIT 2.8(a)

Assignment and Assumption Agreement

EXHIBIT 2.8(c)

Transition Services Agreement
EXHIBIT 2.8(d)

Escrow Agreement
EXHIBIT 2.8(e)

Non-Competition Agreement